   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1997
                                                      REGISTRATION NO. 333-37583
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 1
                                       TO

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ADVANCED UROSCIENCE, INC.
                 (Name of small business issuer in its charter)

          MINNESOTA                          3845                  41-1786260
  (State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)      Classification Number)       Identification
                                                                      No.)

                           ADVANCED UROSCIENCE, INC.
                               1290 HAMMOND ROAD
                               ST. PAUL, MN 55110
                                 (612) 653-8512
         (Address and telephone number of principal executive offices)

              DEAN A. KLEIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ADVANCED UROSCIENCE, INC.
                               1290 HAMMOND ROAD
                               ST. PAUL, MN 55110
                                 (612) 653-8512

           (Name, address and telephone number of agent for service)
                            ------------------------

                                   COPIES TO:

          DOBSON WEST, ESQ.                      BRUCE A. MACHMEIER, ESQ.
        MELODIE R. ROSE, ESQ.                     MICHAEL J. KOLAR, ESQ.
       Fredrikson & Byron, P.A.                Oppenheimer Wolff & Donnelly
 900 Second Avenue South, Suite 1100       45 South Seventh Street, Suite 3400
     Minneapolis, Minnesota 55402              Minneapolis, Minnesota 55402
            (612) 347-7000                            (612) 607-7000

                            ------------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED           BE REGISTERED(1)        SHARE(2)            PRICE(2)        REGISTRATION FEE
Common Stock (no par value)................      2,875,000             $12.00           $34,500,000           $10,455

(1) Includes 375,000 shares purchasable by the Underwriters to cover over-allotments.

(2) In accordance with Rule 457(a) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 18, 1997

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    All of the shares of Common Stock offered hereby are being sold by Advanced UroScience, Inc. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for inclusion of its Common Stock on the Nasdaq National Market under the symbol "AURO."
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING
                                        PRICE TO                   DISCOUNTS AND                  PROCEEDS TO
                                         PUBLIC                   COMMISSIONS (1)                 COMPANY (2)
Per Share...................               $                             $                             $
Total(3)....................               $                             $                             $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated offering expenses of $400,000 payable by the Company.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and are subject to the right of the Underwriters to withdraw such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common
Stock will be made on or about       , 1997.

DAIN BOSWORTH INCORPORATED    ADAMS, HARKNESS & HILL, INC.

    THE DATE OF THIS PROSPECTUS IS
                    , 1997

                                     [LOGO]

Advanced UroScience has developed ACYST, an injectable bulking agent designed to treat stress urinary incontinence. ACYST is a proprietary composition of pyrolytic carbon-coated micro-beads suspended in a carrier gel. ACYST is designed to provide permanent bulking around the urethra to close the bladder neck and restore the patient to urinary continence.

[SERIES OF ANATOMICAL
DEPICTIONS
DEMONSTRATING THE ACYST
INJECTION PROCEDURE]

Before treatment, an      ACYST is injected to         The
open bladder neck         bulk the tissue at or        injection
results in urine          near the bladder neck.       is
leakage.                                               repeated
                                                       at
                                                       other
                                                       sites
                                                       until
                                                       the
                                                       bladder
                                                       neck
                                                       is
                                                       closed,
                                                       immediately
                                                       restoring
                                                       urinary
                                                       control.

ACYST is currently undergoing human clinical trials under an investigational device exemption granted by the U.S. Food and Drug Administration ("FDA"). ACYST has not received marketing clearance from the FDA for sale in the U.S., and there can be no assurance that such approval will be received. See "Business--Government Regulations."

    ACYST-TM- is a trademark of the Company. This Prospectus also includes trade names and trademarks of companies other than Advanced UroScience, Inc.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF SERIES A PREFERRED STOCK INTO 1,413,500 SHARES OF COMMON STOCK UPON COMPLETION OF THIS OFFERING. SEE "UNDERWRITING" AND "DESCRIPTION OF SECURITIES."

                                  THE COMPANY

    Advanced UroScience, Inc. ("Advanced UroScience" or the "Company") has developed ACYST, an injectable bulking agent designed to treat stress urinary incontinence. Stress urinary incontinence is generally defined as the involuntary loss of urine as a result of activities that increase intra-abdominal pressure, such as coughing, laughing, exercising or simply standing up. ACYST is a proprietary composition of pyrolytic carbon-coated micro-beads suspended in a carrier gel. ACYST is designed to provide permanent bulking around the urethra to close the bladder neck. The injection procedure for ACYST is minimally invasive, can be accomplished in less than 30 minutes in an outpatient setting and is designed to immediately restore the patient to normal urinary continence. ACYST incorporates micro-beads that are designed to be non-absorbable, non-migratory, biocompatible and intended to provide a permanent solution, thereby minimizing the potential need for retreatment.

    It is estimated that there are 13 million adults with urinary incontinence in the U.S., of which approximately 85% are women. Approximately 9 million adults with urinary incontinence suffer from stress urinary incontinence. The Company believes that the majority of these people may benefit from treatment with ACYST. Initially, the Company will seek U.S. Food and Drug Administration ("FDA") approval to market ACYST for the treatment of stress urinary incontinence due to intrinsic sphincter deficiency, which the Company estimates affects approximately 1.5 million adults. The Company intends to conduct future human clinical trials to support expanded applications of ACYST in order to address a larger segment of the population suffering from stress urinary incontinence.

    Through November 10, 1997, 79 patients had been treated with ACYST in the Company's clinical studies. Most of these 79 patients experienced immediate improvement in incontinence, suffered no post-treatment complications and were able to return to normal activities within days. The Company is currently conducting clinical trials at several U.S. locations under an investigational device exemption ("IDE") granted by the FDA, and expects to use the data gathered in its clinical trials to support an application for premarket approval ("PMA"), which the Company intends to file with the FDA in 1999. The Company is also conducting human clinical trials outside of the U.S. and expects to receive ISO 9001 certification and to meet the requirements for use of the CE mark in 1998, which will allow the Company to market its products in the European Union ("EU").

    Advanced UroScience believes that ACYST offers significant advantages over existing treatment options for sufferers of stress urinary incontinence. Unlike adult diapers and other methods of managing the problem, ACYST is designed to restore continence. ACYST is designed to provide results immediately after injection, unlike behavioral therapy and pelvic muscle training exercises, which can take several weeks or months before results are achieved and which require ongoing therapy. Compared with traditional surgical treatments, the Company believes the minimally invasive ACYST procedure is less traumatic to patients and will be associated with significantly reduced costs. Because it is designed to be biocompatible, non-migratory and non-absorbable, the Company believes ACYST addresses significant issues posed by commercially available injectable bulking agents.

    The Company's objective is to be a leader in the development and marketing of innovative products for the treatment of urinary incontinence and to expand applications of its proprietary bulking technology to areas other than urology. The Company's strategy is to (i) focus on obtaining regulatory approval for ACYST in the U.S. and internationally, (ii) develop additional marketing and sales capabilities,

(iii) enhance its manufacturing capabilities, (iv) explore complementary technologies and (v) expand applications of ACYST technology.

    The Company was incorporated in Minnesota on July 27, 1994. Its executive offices are located at 1290 Hammond Road, St. Paul, Minnesota 55110 and its telephone number is (612) 653-8512.

                              RECENT DEVELOPMENTS

PROSPECTIVE STRATEGIC ALLIANCE

    On November 7, 1997, the Company entered into a letter of intent with Boston Scientific Corporation ("BSC") to grant BSC the exclusive right to market and sell ACYST worldwide, except for in the U.S. The proposed alliance is subject to the completion of definitive documents and the approval by senior management of the Company and BSC. The terms of the proposed alliance include (i) a seven-year term with an option for a five-year renewal based on mutual agreement, and BSC will have the right to terminate the agreement with six months' advance notice,
(ii) the Company will receive a percent of BSC's average sales price for each unit of ACYST sold, with minimum sales levels to be established based on mutual agreement, (iii) upon execution of a definitive agreement, BSC will purchase $500,000 of the Company's common stock at a market based price per share and warrants to purchase an additional $500,000 of common stock at the same price,
(iv) the Company and BSC will collaborate on obtaining the required international regulatory approvals and will share in the costs of mutually agreed upon market studies in key countries, (v) BSC will have a 90 day first right of negotiation for any other products that may be developed by the Company, and a 90 day first right of negotiation for U.S. distribution rights of ACYST in the event the Company decides to utilize a distributor in the U.S. and
(vi) the Company will indemnify BSC for certain liabilities it may incur as a distributor of ACYST.

    The Company believes that BSC, a worldwide developer, manufacturer and marketer of minimally invasive medical devices, will provide for international sales growth, while allowing the Company to focus on its primary goal of obtaining regulatory approval from the FDA to market ACYST in the U.S. This proposed alliance with BSC will also minimize the costs and reduce the infrastructure associated with developing an extensive, international sales and marketing network. However, no assurance can be given that the Company and BSC will enter into a definitive agreement or that it will have the anticipated effect on the Company stated herein.

                                  THE OFFERING

Common Stock offered..................................  2,500,000 shares
Common Stock to be outstanding after the offering.....  7,626,720 shares (1)
Use of proceeds.......................................  To fund ongoing and future human clinical trials, research and development, international sales and
                                                        marketing, expansion of manufacturing capabilities, and
                                                        working capital and general corporate purposes.
Proposed Nasdaq National Market symbol................  AURO

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEARS ENDED        NINE MONTHS ENDED        PERIOD FROM
                                                               DECEMBER 31,         SEPTEMBER 30,           INCEPTION
                                                           --------------------  --------------------  (AUGUST 1, 1994) TO
                                                             1995       1996       1996       1997      SEPTEMBER 30, 1997
                                                           ---------  ---------  ---------  ---------  --------------------
STATEMENT OF OPERATIONS DATA (2):
  Research and development expense.......................  $     353  $     764  $     485  $   1,040       $    2,190
  General and administrative expense.....................        165        778        578      1,091            2,108
  Net loss...............................................  $    (524) $  (1,508) $  (1,035) $  (2,010)      $   (4,152)
                                                           ---------  ---------  ---------  ---------          -------
                                                           ---------  ---------  ---------  ---------          -------
  Net loss per share.....................................  $   (0.12) $   (0.29) $   (0.20) $   (0.38)
                                                           ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------
  Weighted average number of common and common equivalent
    shares outstanding...................................      4,486      5,224      5,184      5,347

                                                                                           SEPTEMBER 30, 1997
                                                                                        -------------------------
                                                                          DECEMBER 31,              AS ADJUSTED
                                                                              1996       ACTUAL         (3)
                                                                          ------------  ---------  --------------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.....................   $      354   $   3,385    $   28,560
  Working capital.......................................................           88       3,412        28,587
  Total assets..........................................................          623       4,197        29,372
  Total liabilities.....................................................          407         383           383
  Deficit accumulated during the development stage......................       (2,411)     (4,421)       (4,421)
  Total stockholders' equity............................................          216       3,814        28,989

------------------------

(1) Does not include, as of the date of this Prospectus, (i) 920,880 shares of Common Stock issuable upon exercise of outstanding options, (ii) 174,000 shares reserved for future grants of options under the Company's 1996 Stock Option Plan and (iii) 620,000 shares issuable upon exercise of outstanding warrants. See "Management--Stock Options" and "Description of Securities."

(2) The Company has generated no revenues to date.

(3) Adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby (at an assumed Price to Public of $11.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THIS PROSPECTUS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS WHICH REFLECT THE COMPANY'S PLANS, ESTIMATES AND BELIEFS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING AN INVESTMENT IN THE COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

NEED FOR FURTHER CLINICAL TESTING

    ACYST, the Company's sole product, is a new product which has undergone only a limited number of preclinical and clinical studies. As of November 10, 1997, only 79 patients had been treated with ACYST in clinical trials and there does not exist a statistically significant body of clinical data from which to draw conclusions concerning the effectiveness and long-term outcomes associated with ACYST. The Company cannot market ACYST in the U.S. unless and until substantial human trials are successfully completed and premarket approval has been granted by the FDA. The Company's ability to market ACYST internationally will require similar approvals from appropriate regulatory bodies in foreign jurisdictions. There can be no assurance that ACYST will prove to be safe and effective to the satisfaction of the FDA or such other regulatory bodies upon completion of the clinical trials. The Company initially will seek FDA approval to market ACYST for the treatment of stress urinary incontinence due to intrinsic sphincter deficiency, and will likely be required to conduct future clinical trials to support additional filings with the FDA for approval of expanded applications of ACYST. There can be no assurance that there will not be any delays in the completion of clinical testing or that required regulatory approvals will be obtained on a timely basis, if at all. Any delay or failure by the Company in achieving acceptable clinical results, obtaining approvals for any necessary future clinical trials or receiving regulatory approval for ACYST would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Status of Clinical Trials" and "Business--Government Regulations."

EXTENSIVE GOVERNMENTAL REGULATION; UNCERTAINTY OF OBTAINING REGULATORY APPROVAL

    As a medical device company, Advanced UroScience is subject to extensive and rigorous regulation by the FDA in the U.S. and by comparable agencies in foreign countries. The FDA regulates the introduction of medical devices as well as manufacturing, labeling, distribution, sale, marketing, advertising, promotion and recordkeeping procedures for such products. The process of obtaining marketing approval for new products and new applications for existing products can be costly and time consuming, and there is no assurance that such approvals will be granted or that FDA review will not involve delays that would adversely affect the Company's ability to commercialize its products. The Company's ACYST product will be subject to the lengthy and expensive PMA process and the Company recently began the final phase of the clinical trials required to support its PMA application. Due to the need for extensive clinical data to support a PMA application, there can be no assurance regarding the timing of any such application for ACYST or the review or approval of any such application by the FDA, if at all. Even if regulatory approval to market ACYST is obtained from the FDA, this approval may entail limitations on the indicated uses of the product not anticipated by the Company. Failure to receive approval for a PMA application for ACYST for uses currently contemplated by the Company, or any delay in the timing of such filing or approval would have a material adverse effect on the Company's business, financial condition and results of operations.

    Even if marketing approval for ACYST is granted, such approval can be withdrawn temporarily or permanently by the FDA due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The Company may be required to make further filings with the FDA under certain circumstances, such as the addition of product claims or product reformulation. The FDA could also limit or prevent the manufacture or distribution of ACYST and has the power to require the recall of such product. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretation made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. The FDA and various agencies inspect the Company and its facilities from time to time to determine whether the Company is in compliance with regulations relating to medical device manufacturing, including regulations concerning manufacturing, testing, quality control and product labeling practices. A determination that the Company is in material violation of such regulations could lead to the imposition of civil penalties, including fines, product recalls, product seizures, or, in extreme cases, criminal sanctions. In addition, there can be no assurance that the government regulations will not change, and thereby prevent the Company from temporarily or permanently marketing ACYST. The withdrawal by the FDA of its marketing approval for ACYST, the recall of ACYST or similar regulatory action would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's business strategy currently includes establishing international marketing and sales capabilities to begin commercial sales of ACYST in foreign jurisdictions prior to receipt of FDA approval. International regulatory bodies have established varying regulations regarding medical device standards, packaging, testing, manufacturing, labeling and quality control, among others. To introduce ACYST in the EU, the Company must comply with the "essential requirements" set forth in the Medical Devices Directive ("MDD") of the EU, which define the safety, design and manufacturing requirements for medical products. Typically, a full quality assurance system complying with international quality standards is required to conform with the MDD. Compliance with these requirements will allow the Company to apply the CE mark to ACYST, allowing free sale in the EU, subject only to limited regulation by member countries. The Company recently underwent an audit of its quality system, which is required to obtain ISO 9001 certification and approval to apply the CE mark. Based upon the audit findings, the auditors recommended the Company for ISO 9001 certification and approval to apply the CE mark to ACYST upon implementing corrective actions for minor non-conformities noted during the audit. The Company has addressed these non-conformities and believes it will receive ISO 9001 certification and approval to apply the CE mark in 1998. However, there can be no assurance that the Company will receive ISO 9001 certification or obtain approval to apply the CE mark on a timely basis, if at all. Failure to obtain the CE mark, address other international regulations or obtain other foreign regulatory approvals would limit the Company's ability to sell ACYST internationally, and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulations."

DEVELOPMENT STAGE COMPANY; HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES

    The Company is a development stage company that has been primarily engaged in research, development and testing of ACYST since its inception in August 1994. The Company has experienced continued and significant operating losses since inception and, as of September 30, 1997, had an accumulated deficit of approximately $4.4 million. In addition, the development and commercialization by the Company of ACYST and other new products, if any, will require substantial additional product development, clinical, regulatory and other expenditures for the foreseeable future. The Company expects its operating losses to increase over the foreseeable future and there can be no assurance that the net proceeds of this offering, together with the Company's existing capital resources and any funds provided by future operations, will be sufficient to fund the Company's needs, or that other sources of funding will be available. The Company's ability to generate revenues from operations and achieve profitability is dependent upon a number of factors, including satisfactory completion of the Company's human clinical trials for ACYST, the timing and successful completion of the regulatory approval process and the costs and the related timing of expansion of marketing, sales and manufacturing activities. In addition, even if regulatory approval is obtained, there can be no assurance that the Company will generate revenues or achieve profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Status of Clinical Trials" and the Financial Statements.

DEPENDENCE ON SINGLE PRODUCT

    The Company's future success is entirely dependent on the successful commercialization and market acceptance of ACYST, which has not been demonstrated to be safe and effective and which has not been granted necessary regulatory approval. Accordingly, any delay or failure by the Company in demonstrating that ACYST is safe and effective, receiving required regulatory approvals to market ACYST or commercializing ACYST successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF MARKET ACCEPTANCE

    There can be no assurance that ACYST will achieve any significant degree of market acceptance among physicians, health care payers or patients, even if the safety and effectiveness of ACYST is established and the necessary regulatory approvals are obtained. Acceptance of ACYST by physicians over other treatment options, including other bulking agents, will depend upon the demonstration of its safety and effectiveness in clinical trials, the relative performance of ACYST compared to other market approved products, the ease of use and the relative cost compared to other bulking agents and treatment alternatives. Physicians may elect not to prescribe treatment using ACYST unless adequate reimbursement from health care payers is available. Health care payer acceptance of a treatment utilizing ACYST will require, among other things, evidence of the cost effectiveness of this treatment as compared to other treatment options. Cost effectiveness of bulking agents will be impacted by the need for additional injections to maintain improved continence. There can be no assurance as to whether or how frequently patients will require additional injections of ACYST and whether any such additional injections would be effective or would have a negative effect on physician, payer or patient acceptance. There can be no assurance that ACYST will achieve market acceptance relative to the competing products or treatment options for urinary incontinence. Failure of ACYST to achieve significant market acceptance among physicians, health care payers and patients would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

    The Company's success depends in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company has one issued U.S. patent covering its ACYST technology and one pending U.S. patent application and two corresponding Patent Cooperation Treaty applications. A number of patents have been issued to others covering injectable bulking materials. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. There can be no assurance that any pending or future patent applications will result in issued patents, that any current or future patents will not be challenged or invalidated, that others will not claim rights in or ownership of the patents and proprietary rights held by the Company, that the rights granted under its patents will provide any competitive advantage to the Company or that the Company's products and processes will not infringe the proprietary rights of others. There can be no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to and disclose the Company's proprietary technology. There can also be no assurance that the Company's trade secrets or confidentiality agreements will provide meaningful protection for the Company's unpatented proprietary information.

    Beginning shortly after its inception, the Company received a series of communications from Uroplasty Inc. ("Uroplasty"), a competing manufacturer of medical devices and products, alleging that the Company's issued patent may be invalid, informing the Company of certain patents held by Uroplasty covering implant materials and alleging that the activities of certain of the Company's officers are in violation of non-competition and non-disclosure agreements. The Company has received an opinion of its patent counsel, Nawrocki Rooney & Sivertson, P.A., that the Company's issued patent is valid and enforceable relative to any known prior art and that the Company's products do not infringe any of the claims under any U.S. patents known to be held by Uroplasty. The Company has reviewed with its general counsel the claims and allegations regarding violations of non-competition and non-disclosure agreements by the Company's officers, and believes them to be without merit. Uroplasty has not brought any legal action in connection with its claims and allegations. There can be no assurance, however, that Uroplasty or any other third party will not pursue legal action with respect to these matters. Because an opinion of counsel is not binding on any court and because of the complex legal and factual questions involved in intellectual property litigation, there can be no assurance that any such action would not be determined in a manner adverse to the Company or its officers.

    Claims by competitors such as Uroplasty and other third parties that the Company's products allegedly infringe the patent or other intellectual property rights of others could have a material adverse effect on the Company. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and intellectual property litigation may be used against the Company as a means of gaining a competitive advantage. Intellectual property litigation is complex, time-consuming and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse outcome in any litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others, if licenses to such rights could be obtained, or require the Company to cease making, using or selling certain products. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. In addition to being costly, protracted litigation to defend or prosecute intellectual property could result in the Company being unable to commercialize ACYST on a timely basis or at all, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

COMPETITION AND TECHNOLOGICAL DEVELOPMENTS

    The medical condition that can be treated using ACYST also may be treated using a variety of alternative products or techniques, including adult diapers and absorbent pads, behavior therapy and pelvic muscle exercise, drugs, surgery, implantable devices, other injectable bulking agents and other medical devices. The companies that offer these alternative treatments have greater distribution capabilities, substantially greater capital resources and larger marketing, research and development staffs and facilities than the Company. There can be no assurance that ACYST will be able to compete effectively with such alternative products or techniques or with such competitors.

    The Company competes in a market characterized by technological innovation, extensive research efforts and significant competition. Improvements in existing treatment options or developments of new treatment methods may have a material adverse effect on the Company's ability to successfully commercialize ACYST and any future products and may render such products noncompetitive or obsolete. Other companies are currently engaged in the development of products and innovative methods for treating stress urinary incontinence that are similar to, or compete with, ACYST. Significant developments by any of these companies or advances by medical researchers at universities, government research facilities or private research laboratories could eliminate the market for ACYST or otherwise render ACYST obsolete. See "Business--Competition."

LIMITED MARKETING AND SALES EXPERIENCE

    To date, the Company has not sold any products and has only limited sales and marketing personnel and capabilities. If the required regulatory approvals are received, the Company expects to market and sell ACYST in the U.S. through its own dedicated marketing staff and sales force and in international markets through a network of independent distributors or a strategic alliance with a medical device manufacturer or marketer. The Company's success will depend to a significant extent upon its ability to recruit, train and retain a dedicated marketing staff and sales force capable of promoting ACYST in the U.S. and to establish an international distribution channel for sales of ACYST internationally. Significant additional expenditures, management resources and time will be required for the Company to assemble a marketing staff and sales force and establish foreign distribution capabilities. There can be no assurance that the Company will be able to assemble domestic and international marketing capabilities on a timely basis or at all, or that such marketing and sales efforts will be successful. Failure by the Company to establish successful domestic and foreign marketing and sales capabilities would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing and Sales."

RISKS RELATED TO INTERNATIONAL SALES

    The Company intends to sell ACYST and any future products to customers outside of the U.S. International sales and operations entail a significant number of inherent risks. International sales and operations may be limited or disrupted by the imposition of government controls, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the U.S. and any inability to meet these standards could have an adverse effect on the Company's international business and its financial condition and results of operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates. Further, the Company will need to obtain approvals from foreign regulatory authorities prior to making sales of its products in foreign jurisdictions. There can be no assurance that the Company will be able to obtain such foreign regulatory approvals or to successfully commercialize ACYST or any future product in any foreign market. See "Business--Marketing and Sales" and "Business-- Government Regulations."

LIMITED MANUFACTURING EXPERIENCE

    The Company has limited manufacturing experience and to date has not produced ACYST or any other product in commercial quantities. The Company's facilities and the facilities of any contract manufacturers will need to comply with applicable regulations, including the FDA's current Good Manufacturing Practices ("GMP") regulations, ISO 9001 and EN46001 certification requirements and other regulations. Any failure to comply with applicable requirements and regulations by the Company and any such contract manufacturers could delay or prohibit manufacturing of ACYST, which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that the Company will be able to make the transition to commercial production of ACYST under applicable regulations at acceptable costs. As the Company begins to manufacture ACYST in commercial quantities, the Company will need to hire and train additional staff and purchase additional manufacturing equipment, which may result in delays in meeting manufacturing quality and quantity requirements. If the Company is unable to make the transition to commercial production at acceptable costs, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Manufacturing" and "Business--Government Regulations."

DEPENDENCE ON KEY SUPPLIERS

    One of the primary raw materials and components for the manufacture of ACYST, a material needed for the gel carrier, is available only from a single source. The Company does not have an agreement with the supplier of this material and is currently negotiating the terms and conditions of such an agreement. Other primary raw materials and components for manufacturing of ACYST, including pyrolytic carbon coating and micro-bead substrates, are available only from a few suppliers. Interruptions in supplies of these materials or any other raw materials or components, including pyrolytic carbon coating and micro-bead substrates, may occur as a result of business risks particular to such suppliers or the failure of the Company and any such supplier to maintain satisfactory terms. Suppliers of the Company's raw materials and components may decide for reasons beyond the control of the Company, such as concerns about potential medical product liability risk in general, to cease supplying such materials for use in medical devices generally. In the event that the Company is unable to obtain these key materials or components from its current suppliers on acceptable terms, the Company could incur significant delays and increased costs in replacing its current raw materials and components with alternatives. These delays could be extended in certain situations where a raw material or component substitution may require additional testing by the Company and approval by the FDA and foreign regulatory authorities. Any interruption in the supply of raw materials or components currently used by the Company or the use of any alternatives could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT

    ACYST will be purchased by hospitals and other users, which bill various third-party payers, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care products and services provided to their patients. Payers may deny reimbursement if they determine that a product used in a procedure was not used in accordance with established payer protocols regarding cost-efficient treatment methods, was used for an unapproved indication or was not otherwise covered. Third-party payers are increasingly challenging the prices charged for medical products and services and, in some instances, have pressured medical suppliers to lower their prices. In the U.S. and certain foreign countries, third-party reimbursement is currently generally available for certain bulking agents for urinary incontinence, but there is no uniform policy for such reimbursement and no assurance that ACYST will receive the same level of reimbursement, if any. The availability of third-party reimbursement for ACYST or competitors' products and continuing efforts to reduce the costs of health care by decreasing reimbursement rates may reduce the price received by the Company for ACYST. Failure to receive sufficient reimbursement from health care payers for procedures using ACYST or adverse changes in governmental and third-party payers' policies toward reimbursement for such procedures would materially adversely affect the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement."

RISK OF PRODUCT LIABILITY; NO ASSURANCE INSURANCE WILL BE ADEQUATE

    The medical products industry is subject to substantial litigation. As a manufacturer of a medical product injected into the body, the Company faces an inherent business risk of exposure to product liability claims in the event that the use of its product is alleged to have resulted in adverse effects to a patient. The Company maintains product liability insurance with coverage limits of $5.0 million per occurrence and $5.0 million in the aggregate annually. There can be no assurance that these coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with the clinical trials and commercialization of ACYST or any other product. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Furthermore, the Company does not expect to be able to obtain insurance covering its costs and losses as a result of any recall of its products due to alleged defects, whether such a recall is instituted by the Company or required by a regulatory agency. A product liability claim, recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Product Liability."

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS

    The Company's executive officers and directors will beneficially own approximately 50.7% of the issued and outstanding shares of Common Stock upon completion of this offering. As a result of such ownership, these stockholders, individually and as a group, may have the ability to influence the outcome of stockholder votes, including votes relating to elections of directors, amendments of the Company's Articles of Incorporation and Bylaws, and approvals of certain mergers or other similar transactions. Such control could also have the effect of delaying or preventing a change in control of the Company and could adversely affect the voting and other rights of the other holders of Common Stock. See "Principal Stockholders."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon a number of key management and technical personnel. The Company's ability to obtain regulatory approvals and successfully commercialize its products will depend in large part on the efforts of these individuals. The Company's future success will also depend on its ability to attract and retain highly skilled managerial, engineering, regulatory, operations and marketing personnel, who are in great demand. The loss of the services of one or more of these persons or the inability to hire qualified personnel as needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained following this offering. The initial public offering price will be determined through negotiations between the Company and Dain Bosworth Incorporated and Adams, Harkness & Hill, Inc., as representatives of the Underwriters (the "Representatives"). The initial public offering price may bear no relationship to the price at which the Common Stock will trade following this offering. There can be no assurance that future market prices of the Common Stock will not be lower than the initial offering price. See "Underwriting."

    The market price of the Common Stock following the offering may be highly volatile. Announcements of new products and services by the Company or its competitors, technological innovations, disputes regarding patents or other proprietary rights, regulatory developments and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, could cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general and, in particular the market prices for medical technology companies, have historically experienced significant volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. Such volatility may adversely affect the market price of the Common Stock.

POSSIBLE ADVERSE MARKET EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering could have an adverse effect on the price of the Common Stock. Such sales may also make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company would deem appropriate. Upon completion of this offering, the Company will have 7,626,720 shares of Common Stock issued and outstanding. The 2,500,000 shares offered hereby will be freely tradable following this offering, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations of Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"). All officers and directors and certain stockholders of the Company, owning an aggregate of 4,436,000 shares, have entered into "lock-up" agreements, agreeing not to sell, transfer or otherwise dispose of any shares of Common Stock without the consent of the Representatives for a period of 180 days after the date of this Prospectus. The Representatives may waive these restrictions at any time in their discretion. Taking such restrictions into account, in addition to the 2,500,000 shares of Common Stock offered hereby, (i) approximately 384,720 shares will be eligible for immediate sale on the date of this Prospectus in accordance with Rule 144; (ii) approximately 193,500 additional shares will be eligible for sale beginning in December 1997; (iii) approximately 112,500 additional shares will become eligible for sale in the public market beginning 90 days after the date of this Prospectus in accordance with Rule 144; and (iv) approximately 4,436,000 additional shares will be eligible for sale beginning 180 days after the date of this Prospectus upon the expiration of the lock-up agreements, subject, in certain cases, to volume and manner of sale limitations under Rule 144. As of the date of this Prospectus, options to purchase an aggregate of 920,880 shares of Common Stock are outstanding, with 766,000 of the shares issuable upon exercise of such options subject to vesting requirements and lock-up agreements. The remaining 154,880 shares issuable upon exercise of outstanding options will become available for exercise and sale upon vesting and effectiveness of Registration Statements on Form S-8, which the Company intends to file immediately upon completion of this offering. Following the completion of this offering, the holders of an aggregate of 1,413,500 shares will also be entitled to registration rights with respect to such shares. See "Shares Eligible for Future Sale."

MANAGEMENT DISCRETION IN THE USE OF PROCEEDS

    While the Company expects that a portion of the proceeds of this offering will be used for clinical trials, research and development activities and expansion of marketing, sales and manufacturing capabilities, the majority of the proceeds are expected to be used for working capital and other general corporate purposes. Accordingly, the Company's management will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. See "Use of Proceeds."

ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS; UNDESIGNATED STOCK

    Upon closing of this offering, automatic conversion of the outstanding Series A Preferred Stock and cancellation of unissued Series A and Series A1 Preferred Stock, there will be 1,586,500 shares of undesignated stock. The Board of Directors of the Company will have the authority, without any action by the stockholders, to fix the rights, preferences, privileges and restrictions, including voting rights, of the undesignated shares and to issue such shares as preferred stock from time to time. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be created and issued in the future. In addition, as a Minnesota corporation, the Company is subject to certain anti-takeover provisions of the Minnesota Business Corporation Act (the "MBCA"). Both the authority of the Board with regard to the undesignated stock and the anti-takeover provisions of the MBCA could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the then prevailing market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. See "Description of Securities."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of the shares of Common Stock offered hereby will incur immediate and substantial dilution of the net tangible book value of their purchased shares. Investors may also experience additional dilution as a result of the exercise of outstanding stock options and warrants, or the issuance by the Company of additional equity securities. See "Dilution."

NO DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying such dividends for the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 2,500,000 shares of Common Stock offered hereby, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be $25.2 million ($29.0 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share.

    The Company currently intends to use approximately $5.0 million of the net proceeds to fund ongoing and future human clinical trials for ACYST. An additional estimated $3.0 million of the net proceeds is intended to fund further research and development, primarily focused on additional applications of the Company's proprietary injectable bulking agent. Further, the Company plans to use approximately $2.0 million to support international sales and marketing activities. Finally, an estimated $2.0 million will be used to expand the Company's manufacturing capabilities for the production of commercial quantities of ACYST, assuming regulatory approvals for the marketing of ACYST are received. The balance of the net proceeds will be used for working capital and general corporate purposes. A portion of the net proceeds may also be used to acquire technologies, products or businesses that complement the Company's current business. The Company does not currently have any agreements, arrangements or understandings, and is not involved in any negotiations, with respect to any such acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition.

    The timing and amount of expenditures will vary depending upon numerous factors, including progress of the Company's human clinical trials for ACYST, the timing and successful completion of the regulatory approval process and the costs and the related timing of expansion of marketing, sales and manufacturing activities. The Company's management will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. Pending application of the net proceeds as described above, the Company intends to invest in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has never declared nor paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in the development and growth of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1997 and as adjusted to reflect the receipt and application of the net proceeds from the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share.

                                                                                              SEPTEMBER 30, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Stockholders' equity:
  Common Stock, no par value; 20,000,000 shares authorized; 5,126,720 shares issued and
    outstanding; 7,626,720 shares issued and outstanding, as adjusted (1).................  $   7,915   $  33,090
  Contributed capital.....................................................................        320         320
  Deficit accumulated during the development stage........................................     (4,421)     (4,421)
                                                                                            ---------  -----------
    Total stockholders' equity and capitalization.........................................  $   3,814   $  28,989
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) Does not include (i) 900,880 of Common Stock shares issuable upon exercise of outstanding options at a weighted average exercise price of $2.26 per share, (ii) 194,000 shares reserved for future grants of options under the Company's 1996 Stock Option Plan and (iii) 620,000 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.88 per share. See "Management-- Stock Options" and "Description of Securities."

                                    DILUTION

    The net tangible book value of the Company's Common Stock as of September 30, 1997 was $3.8 million or $0.74 per share. Net tangible book value represents the tangible assets less total liabilities of the Company, and net tangible book value per share was determined by dividing the net tangible book value of the Company by the number of shares of Common Stock outstanding on September 30, 1997. See "Capitalization." Net tangible book value dilution per share represents the difference between the initial public offering price per share and the net tangible book value per share after this offering. Without taking into account any changes in the Company's net tangible book value per share after September 30, 1997, other than to give effect to the sale of the 2,500,000 shares offered hereby at an assumed initial public offering price of $11.00 per share (after deduction of underwriting discounts and commissions and estimated offering expenses), the net tangible book value of the Company at September 30, 1997 would have been $29.0 million or $3.80 per share. This represents an immediate increase in net tangible book value to the existing stockholders of $3.06 per share and an immediate net tangible book value dilution to purchasers of the shares of $7.20 per share, as illustrated by the following table:

Assumed initial public offering price per share......................             $   11.00

  Net tangible book value per share as of September 30, 1997.........  $    0.74

  Increase per share attributable to new investors...................       3.06
                                                                       ---------

Net tangible book value per share after this offering................                  3.80
                                                                                  ---------

Net tangible book value dilution per share to new investors..........             $    7.20
                                                                                  ---------
                                                                                  ---------

    The following table summarizes as of September 30, 1997, the difference between the existing stockholders and the purchasers of shares in this offering (at an assumed offering price of $11.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price paid per share. The table assumes that no shares are purchased in this offering by existing stockholders. To the extent existing stockholders purchase shares in this offering, their percentage ownership, total consideration and average price per share will be greater than is shown.

                                                           SHARES PURCHASED     TOTAL CONSIDERATION (1)     AVERAGE
                                                         ---------------------  ------------------------     PRICE
                                                           NUMBER     PERCENT      AMOUNT       PERCENT    PER SHARE
                                                         ----------  ---------  -------------  ---------  -----------
Existing stockholders..................................   5,126,720       67.2% $   8,192,200       23.0%  $    1.60

New investors..........................................   2,500,000       32.8     27,500,000       77.0%  $   11.00
                                                         ----------  ---------  -------------  ---------

    Total..............................................   7,626,720      100.0% $  35,692,200      100.0%
                                                         ----------  ---------  -------------  ---------
                                                         ----------  ---------  -------------  ---------

------------------------

(1) Does not reflect any deductions for commissions or expenses paid or incurred in connection with the issuance of such shares.

    The foregoing tables and calculations exclude, as of September 30, 1997 (i) 900,800 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.26 per share, (ii) 194,000 shares reserved for future grants of options under the Company's 1996 Stock Option Plan and (iii) 620,000 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.88 per share. See "Management--Stock Options," "Description of Securities" and Note 5 to the Financial Statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data of the Company as of and for the fiscal years ended December 31, 1995 and 1996 have been derived from, and are qualified by reference to, the financial statements of the Company which have been audited by McGladrey & Pullen, LLP, independent auditors, included elsewhere in this Prospectus. The selected financial data as of and for the nine months ended September 30, 1996 and 1997 and for the period from inception (August 1, 1994) through September 30, 1997 have been derived from the Company's unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements reflect, in the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of the Company's financial position as of such dates and its results of operations for these periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results which may be expected for the entire fiscal year ending December 31, 1997, or for any other subsequent period. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Financial Statements and related Notes and other financial information included elsewhere in this Prospectus.

                                                               YEARS ENDED        NINE MONTHS ENDED        PERIOD FROM
                                                               DECEMBER 31,         SEPTEMBER 30,           INCEPTION
                                                           --------------------  --------------------  (AUGUST 1, 1994) TO
                                                             1995       1996       1996       1997      SEPTEMBER 30, 1997
                                                           ---------  ---------  ---------  ---------  --------------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Research and development expense.......................  $     353  $     764  $     485  $   1,040       $    2,190
  General and administrative expense.....................        165        778        578      1,091            2,108
  Net loss...............................................  $    (524) $  (1,508) $  (1,035) $  (2,010)      $   (4,152)
                                                           ---------  ---------  ---------  ---------          -------
                                                           ---------  ---------  ---------  ---------          -------
  Net loss per share.....................................  $   (0.12) $   (0.29) $   (0.20) $   (0.38)
                                                           ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------
  Weighted average number of common and common equivalent
    shares outstanding...................................      4,486      5,224      5,184      5,347

                                                                                      DECEMBER 31,      SEPTEMBER 30,
                                                                                  --------------------  -------------
                                                                                    1995       1996         1997
                                                                                  ---------  ---------  -------------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.............................  $     475  $     354    $   3,385
  Working capital...............................................................        415         88        3,412
  Total assets..................................................................        534        623        4,197
  Total liabilities.............................................................        277        407          383
  Deficit accumulated during the development stage..............................       (903)    (2,411)      (4,421)
  Total stockholders' equity....................................................        257        216        3,814

------------------------

(1) The Company has generated no revenues to date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a development stage enterprise. Since its inception in August 1994, the Company has been engaged in the research, development and testing of ACYST. The Company purchased the technology for ACYST from Brennen Medical, Inc., whose principal stockholders are directors of the Company. The Company has generated no revenues and has been unprofitable since inception. As of September 30, 1997, the Company had an accumulated deficit of $4.4 million and expects that its operating losses will continue and increase due to significant expenditures for clinical trials, regulatory matters, expansion of marketing and sales activities and scale-up of commercial manufacturing capabilities. See "Certain Transactions."

    The Company's primary focus will continue to be FDA approval of ACYST for commercialization in the U.S. Based upon the recently completed audit of the Company's quality system, the Company believes that it will receive ISO 9001 certification and authority to apply the CE mark to ACYST in 1998, which will allow it to market and distribute ACYST in the EU. Upon receiving such authority, the Company plans to conduct market studies in Europe to gain product acceptance and prepare for its anticipated international product launch in late 1998. The Company intends to market ACYST in Europe through a network of independent distributors or a strategic alliance with a medical device manufacturer or marketer. Upon receiving FDA approval, the Company plans to market ACYST domestically through a direct sales force. The Company believes that ACYST has both product and cost advantages which will provide for attractive margins. In addition, as the Company expands its manufacturing capabilities it will explore the potential for vertical integration in a further attempt to increase its product margins and enhance productivity.

    The discussion contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations necessarily includes certain forward-looking statements which reflect the Company's plans, estimates and beliefs. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in this Prospectus.

PLAN OF OPERATION

    The Company has been granted an IDE by the FDA and has recently begun Phase 2 of the human clinical trials for ACYST. The Company plans to devote substantially all of its efforts during the next 18 months to conducting these clinical trials. Over the next 18 months, the Company also intends to begin its initial sales efforts in Europe and other foreign markets and to further develop its commercial manufacturing capabilities. The Company anticipates hiring approximately 10 additional employees in sales and marketing, administration and manufacturing. Expenditures related to manufacturing equipment are expected to approximate $2.0 million. Research and development activities are anticipated to include investigating and pursuing the development of other products to treat urinary incontinence and other applications related to the Company's existing technology. The Company believes that its existing cash resources and the proceeds to be obtained from the offering will be sufficient to satisfy its cash requirements for at least the next 18 months.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER
    30, 1996

    Research and development expenses include costs associated with the development and clinical testing of ACYST. Research and development expenses were $1.0 million in the first nine months of 1997 and $485,000 for the same period in 1996. The increase was primarily due to costs associated with human clinical trials. Human clinical trial costs consist largely of payments to investigators and product costs related to the clinical work. The Company anticipates that it will continue to devote substantial resources for the foreseeable future to conducting clinical trials and other regulatory matters.

    General and administrative expenses were $1.1 million in the first nine months of 1997 and $578,000 for the same period in 1996. The increase was primarily due to higher compensation expenses of $387,000, as additional personnel were hired to meet expanded operational needs, a $172,000 increase in non-cash charges related to stock options granted and a $110,000 increase in general operating costs to support increased activities. This increase was partially offset by a $156,000 decrease in professional fees related to financing efforts.

    Interest expense was $0 for the first nine months of 1997 and $5,000 for the same period in 1996. Interest expense relates to interest incurred on a note payable to a related party. This note was paid in full in May 1996.

    Interest income was $121,000 for the first nine months of 1997 and $32,000 for the same period in 1996. The increase between periods was due to a higher average cash, cash equivalents and short-term investments balances, resulting from proceeds received from sales of securities.

    Net loss was $2.0 million for the first nine months of 1997 and $1.0 million for the same period in 1996. As discussed herein, the increase was primarily due to overall increases in research and development expenses and general and administrative expenses required to support increased operating activities.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Research and development expenses were $764,000 in 1996 and $353,000 in 1995. The increase was due to higher levels of activity related to the development of ACYST and human clinical trials. This increase included additional compensation and travel costs of $211,000, increased clinical investigator costs of $129,000 and higher levels of product development costs of $47,000.

    General and administrative expenses were $778,000 in 1996 and $165,000 in 1995. This increase was attributable to higher compensation of $202,000 due to additional personnel, $203,000 of costs related to a financing in 1996 which was not completed due to unfavorable market conditions, with the remaining due to higher operational costs resulting from increased levels of activity.

    Interest expense was $5,000 in 1996 and $16,000 in 1995. Interest expense relates to interest incurred on a note payable to a related party. This note was paid in full in May 1996.

    Interest income was $39,000 in 1996 and $10,000 in 1995. The increase between periods resulted from higher average cash and cash equivalent balances as a result of net proceeds from sales of Common Stock.

    Net loss was $1.5 million in 1996 and $524,000 in 1995. As discussed herein, the increase was primarily due to increased personnel costs, financing costs and increased operational activities in both general and administrative and research and development expenses.

    As a result of the net losses through 1996, the Company has net operating loss ("NOL") carryforwards of $1.9 million at December 31, 1996, which will expire at various dates through 2011. These NOL carryforwards may be subject to certain annual limitations, resulting from additional sales of equity securities and other changes in ownership. Such events could limit the eventual tax utilization of these NOL carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has funded its operations primarily through the private sales of securities. Through September 30, 1997, the Company had received $7.9 million in net proceeds through the private sales of securities. For the period from inception (August 1, 1994) through September 30, 1997, the Company had used cash of $3.8 million to fund operations, $457,000 to purchase equipment, leasehold improvements and intangible assets, and $300,000 for principal payments to a related party for a note payable under an asset purchase agreement. At September 30, 1997, the Company had cash, cash equivalents and short-term investments of $3.4 million and working capital of $3.4 million. See "Certain Transactions."

    The Company expects to continue to incur substantial expenses in support of additional research and development activities, clinical trials, manufacturing start up, establishment of a sales and marketing organization and ongoing administrative activities. Although the Company believes that the net proceeds from the offering and its existing cash will be adequate to meet its cash needs for at least 18 months, there can be no assurance that the Company will not require additional financing within such time frame. Further, there can be no assurance that additional financing will be available at all or that, if available, such financing would be obtainable on terms favorable to the Company. See "Use of Proceeds."

INFLATION

    Historically, inflation has not had a material impact on the Company. The cost of the Company's product is influenced by the cost of raw materials and labor. There can be no assurance that the Company will be able to pass on any increased costs due to inflation to its customers in the future.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In October 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which establishes a fair-value-based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but requires expanded disclosures. SFAS No. 123 was effective in fiscal year 1996. The Company has elected to continue to apply the intrinsic value-based method of accounting for stock options.

    The FASB has issued Statement No. 128 EARNINGS PER SHARE, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations. All entities required to present per share amounts must initially apply Statement No. 128 for annual and interim periods ending after December 15, 1997. Earlier application is not permitted. The Adoption of Statement No. 128 would have had no effect on reported loss per share.

                                    BUSINESS

GENERAL

    Advanced UroScience has developed ACYST, an injectable bulking agent designed to treat stress urinary incontinence. Stress urinary incontinence is generally defined as the involuntary loss of urine as a result of activities that increase intra-abdominal pressure, such as coughing, laughing, exercising or simply standing up. ACYST is a proprietary composition of pyrolytic carbon-coated micro-beads suspended in a carrier gel. ACYST is designed to provide permanent bulking around the urethra to close the bladder neck. The injection procedure for ACYST is minimally invasive, can be accomplished in less than 30 minutes in an outpatient setting and is designed to immediately restore the patient to normal urinary continence. ACYST incorporates micro-beads that are designed to be non-absorbable, non-migratory, biocompatible and intended to provide a permanent solution, thereby minimizing the potential need for retreatment.

    It is estimated that there are 13 million adults with urinary incontinence in the U.S., of which approximately 85% are women. Approximately 9 million adults with urinary incontinence suffer from stress urinary incontinence. The Company believes that the majority of these people may benefit from treatment with ACYST. Initially, the Company will seek FDA approval to market ACYST for the treatment of stress urinary incontinence due to intrinsic sphincter deficiency, which the Company estimates affects approximately 1.5 million adults. The Company intends to conduct future human clinical trials to support expanded applications of ACYST in order to address a larger segment of the population suffering from stress urinary incontinence.

    Through November 10, 1997, 79 patients had been treated with ACYST in the Company's clinical studies. Most of the 79 patients experienced immediate improvement in incontinence, suffered no post-treatment complications and were able to return to normal activities within days. The Company is currently conducting clinical trials at several U.S. locations under an IDE granted by the FDA, and expects to use the data gathered in its clinical trials to support an application for PMA, which the Company intends to file with the FDA in 1999. The Company is also conducting human clinical trials outside of the U.S. and expects to receive ISO 9001 certification and to meet the requirements for use of the CE mark in 1998, which will allow the Company to market its products in the EU.

    Advanced UroScience believes that ACYST offers significant advantages over existing treatment options for sufferers of stress urinary incontinence. Unlike adult diapers and other methods of managing the problem, ACYST is designed to restore continence. ACYST is designed to provide results immediately after injection, unlike behavioral therapy and pelvic muscle training exercises, which can take several weeks or months before results are achieved and which require ongoing therapy. Compared with traditional surgical treatments, the Company believes the minimally invasive ACYST procedure is less traumatic to patients and will be associated with significantly reduced costs. Because it is designed to be biocompatible, non-migratory and non-absorbable, the Company believes ACYST addresses significant issues posed by commercially available injectable bulking agents.

URINARY INCONTINENCE

    There are significant economic and social costs associated with urinary incontinence. According to a 1996 publication from the U.S. Department of Health and Human Services, direct costs associated with urinary incontinence in the U.S. alone were estimated to exceed $15 billion annually. The perceived stigma associated with urinary system dysfunction discourages sufferers from seeking treatment and hinders public awareness of the widespread incidence of urinary incontinence. For the patients who are affected, the problems can be tremendous. Consequences of urinary incontinence can include depression, discomfort and embarrassment about appearance and odor. As a result, patients suffering from urinary incontinence may withdraw from social interaction with others, including friends and family.

    In the normal urinary tract, continence, or appropriate storage and release of urine, is maintained by a complex interplay of anatomic structures, as depicted by the diagram below. The primary structures responsible for controlling continence are the bladder neck and the urinary sphincter. The urinary sphincter is a muscle at the base of the bladder which surrounds the bladder neck and urethra and aids the bladder in maintaining continence. In a normal system, the bladder neck and urinary sphincter work in a coordinated fashion to act as a valve. As the bladder fills and relaxes, the urinary sphincter contracts to prevent urination. During urination, the urinary sphincter relaxes as the bladder contracts to evacuate urine through the bladder neck and urethra. In normal continence, the urinary sphincter also tightens to prevent loss of urine when the bladder is subject to intra-abdominal pressure. A malfunction in any part of the urinary tract can result in urinary incontinence. A broad range of conditions and disorders are believed to cause urinary incontinence, including birth defects, child birth, injuries to the pelvic region or to the spinal cord, neurological diseases and degenerative changes associated with aging.

[ANATOMICAL DEPICTION OF THE URINARY TRACT]

BLADDER
BLADDER NECK
URETHRA MUCOSAL LINING
URINARY SPHINCTER

                                     [LOGO]

  TYPES OF URINARY INCONTINENCE

    The four major types of urinary incontinence are stress, urge, mixed and overflow urinary incontinence.

    - Stress urinary incontinence is the involuntary loss of urine during coughing, laughing, sneezing, jogging or any other physical activity which causes a sufficient increase in intra-abdominal pressure. Stress urinary incontinence is the most common type of urinary incontinence, accounting for over half of all cases of urinary incontinence in the U.S. This condition varies in severity from those people who leak urine as a result of certain sudden movements or physical activities to those who leak urine simply upon standing up. It is generally believed that stress urinary incontinence is caused by one of two conditions or a combination of them:
      (i) hypermobility, a lack of anatomic stability caused primarily by the weakening of the tissue around the bladder neck, which results in the abnormal movement of the bladder neck and urethra in response to sufficient intra-abdominal pressure or exertion; or (ii) intrinsic sphincter deficiency, the inability of the urinary sphincter to contract and sufficiently close the bladder neck.

    - Urge urinary incontinence is the involuntary loss of urine due to unwanted bladder contractions which are associated with a strong, uncontrollable desire to urinate, often referred to as urgency. Causes of urge urinary incontinence include an overactive bladder muscle, neurologic abnormalities, such as those caused by a stroke, and urethral instability or abnormal relaxation patterns.

    - Mixed urinary incontinence is a mixture of stress and urge urinary incontinence.

    - Overflow urinary incontinence is the incomplete emptying of the bladder due to an obstruction or to the inability to produce sufficient bladder contractions.

  URINARY INCONTINENCE MARKET

    The Agency for Health Care Policy and Research, an affiliate of the U.S. Department of Health and Human Services, reports that there are approximately 13 million adults with urinary incontinence in the U.S., although exact figures are difficult to obtain as a result of the believed under-reporting due to the stigma associated with the condition. Although urinary incontinence is most prevalent in the elderly, it is also common among women under the age of 60. Of the estimated 13 million adults with urinary incontinence in the U.S., approximately 85% are women. It is expected that urinary incontinence will continue to be a significant health care problem in the adult female, elderly and institutionalized populations and individuals suffering from the condition will increase in number as the population continues to age.

    Approximately 9 million adults with urinary incontinence suffer from stress urinary incontinence. The Company believes that the majority of these people may benefit from treatment with ACYST. Initially, the Company will seek FDA approval to market ACYST for the treatment of stress urinary incontinence due to intrinsic sphincter deficiency, which the Company estimates affects approximately 1.5 million adults. The Company intends to conduct future human clinical trials to support expanded applications of ACYST in order to address a larger segment of the population suffering from stress urinary incontinence.

CURRENT TREATMENTS AND THEIR LIMITATIONS

    Urinary incontinence is currently treated in a variety of ways. The Company believes that the majority of patients are managed with techniques that treat the symptoms of urinary incontinence, but do not restore urinary continence. Most curative approaches to the treatment of urinary incontinence require significant surgical intervention.

  MANAGEMENT OF URINARY INCONTINENCE

    DIAPERS AND ABSORBENT PADS. Most cases of urinary incontinence are managed through the use of adult diapers or absorbent pads. The cost of these diapers and pads can be substantial and is usually not covered by medical insurance, creating a continuous financial burden for the patient. This management technique requires frequent changing of diapers and pads to control odor and can be an embarrassment to the patient. Industry sources suggest retail sales of adult diapers and absorbent pads exceed $1 billion annually.

    VAGINAL AND URETHRAL INSERTS. Vaginal inserts are used to obstruct the bladder neck and urethra by applying pressure through the neighboring vaginal cavity. While often helpful, these devices are seldom completely effective in preventing leakage, as it is difficult to fit a patient properly and apply enough pressure to eliminate the leakage of urine without causing pain. Other potential adverse side effects include vaginal discharge, tissue erosion and discomfort. Urethral inserts, which have recently become available in the U.S., act as an expandable stopper to block the flow of urine when inserted in the urethra. Potential adverse side effects include urinary tract infections, pain and tissue reactions.

    INDWELLING (FOLEY) CATHETERS. Variations of the indwelling, or Foley, catheter are the main products used to manage urinary incontinence in a medical environment. The Foley catheter is passed into the bladder through the urethra. Once in place, the catheter is either clamped at the exit point from the body or connected to an external urine collection bag. Aside from the physical and emotional discomfort experienced by patients, the direct path from the exterior to the bladder provides a conduit for bacteria, and often results in bladder infections.

    PHARMACEUTICALS. Drug treatment is used to manage multiple types of urinary incontinence. These drugs tend to fall into one of two categories: those that manage urge urinary incontinence by affecting the contraction of the muscle tissue of the bladder and those that manage stress urinary incontinence by either affecting contraction of the muscle tissue of the bladder neck or improving the quality of the mucosal lining of the bladder neck and urethra. Drugs seldom cure stress urinary incontinence and the potential side effects include urinary retention, nausea, dizziness, blurred vision and the possibility of unwanted interactions with other drugs.

    BEHAVIORAL THERAPY AND PELVIC MUSCLE TRAINING EXERCISES. Behavioral therapy and related techniques attempt to manage urinary incontinence through bladder and habit training, pelvic muscle exercises (known as Kegel exercises), biofeedback and electrical stimulation. These therapies and techniques first teach the patient to be aware of the group of muscles in the perineal area and to contract them in a way that builds muscle tone around the bladder neck. Pelvic floor electrical stimulation devices can be used to augment other pelvic muscle rehabilitation therapies. Adverse reactions are minimal but include pain and discomfort. These treatments are time consuming, take several weeks or months before results are evident, present uncertain outcomes and must be adhered to regularly.

  CURATIVE TREATMENT OF URINARY INCONTINENCE

    SUSPENSION AND SLING PROCEDURES. Bladder neck suspension and sling procedures involve surgical intervention to elevate and stabilize the urethra and the bladder neck in order to treat stress urinary incontinence. In a bladder neck suspension, the bladder neck and urethra are elevated to prevent urethral and bladder neck prolapse (descent) during exertion. In a sling procedure, either an autologous (patient tissue) or synthetic piece of material is placed under the urethral-bladder junction, pulling it forward in a way that reinforces and strengthens the sphincter. Surgeries of this nature are delicate and complicated procedures in which the outcome depends on a number of factors, including the degree of the pathology and the operating physician's experience. Although attempts have been made to minimize the invasiveness of this procedure, the trauma is often significant, recovery time can be lengthy and the cost of the hospital-based major surgical procedure can be high.

    ARTIFICIAL SPHINCTERS. Artificial sphincters are implantable, miniature, hydraulic medical devices consisting of an inflatable cuff placed around the urethra and the pump and tubing required to activate the cuff. Artificial sphincter implantation currently requires a major inpatient surgical procedure and hospitalization with associated discomfort, lengthy recovery period and high expense. Initial complications that may arise are mainly associated with post-operative infection or urethral or bladder injury during implantation. Delayed complications include mechanical problems such as pump malfunctioning, fluid leaks, tubing kinks and tissue atrophy.

    BULKING AGENTS. Bulking agents are either biologically derived or synthetic materials designed to be injected or implanted in or near the bladder neck to increase tissue bulk. Bulking procedures are gaining acceptance as a method of treating certain types of stress urinary incontinence. The 1996 Clinical Practice Guidelines published by the U.S. Department of Health and Human Services recommend periurethral bulking agents as first line treatment for men with intrinsic sphincter deficiency and for women with intrinsic sphincter deficiency who do not have co-existing hypermobility. However, biologically-derived bulking agents may be absorbed by the body, requiring retreatment, and synthetic bulking agents currently available have experienced problems with migration and biocompatibility.

THE ADVANCED UROSCIENCE SOLUTION

    Advanced UroScience has developed ACYST, an injectable bulking agent designed to treat stress urinary incontinence. ACYST is a proprietary composition of pyrolytic carbon-coated micro-beads suspended in a carrier gel. ACYST is designed to provide permanent bulking around the urethra to close the bladder opening. Consistent with newly established clinical practice guidelines, the injection procedure for ACYST is minimally invasive, can be accomplished in less than 30 minutes in an outpatient setting and is designed to immediately restore the patient to normal urinary continence. The micro-beads are made of a substrate material coated with pyrolytic carbon, giving them biocompatible properties. The biocompatible nature of pyrolytic carbon coating has been demonstrated through its extensive use in the heart valve industry since the late 1960s. The synthetic nature and physical size of the solid micro-beads of ACYST were selected by the Company to avoid absorption by the body, migration from the injection site and the potential for chronic inflammatory tissue response. The micro-bead size range chosen (greater than 250um) is at a minimum more than three times the maximum particle size known to migrate in the body.

  INTENDED BENEFITS OF ACYST

    ACYST is believed to have several advantages over other management and treatment options for urinary incontinence. Unlike adult diapers and other methods of managing the problem, ACYST is designed to restore continence. ACYST is designed to provide results immediately after injection, unlike behavioral therapy and pelvic muscle training exercises, which can take several weeks or months before results are achieved and which require ongoing therapy. Compared with traditional surgical treatments, the Company believes the minimally invasive ACYST procedure is less traumatic to patients and will be associated with significantly reduced costs.

    Further, the Company believes ACYST has several features that offer significant advantages over other commercially available bulking agents:

    BIOCOMPATIBLE. The pyrolytic carbon-coated micro-beads used in ACYST were chosen for their demonstrated, long-term biocompatibility. Pyrolytic carbon coating has been used by the heart valve industry since the late 1960s. Additionally, the size of the ACYST micro-beads improves biocompatibility by reducing the potential for chronic inflammatory tissue response. Chronic inflammatory reactions in the urinary tract have been associated with the use of bulking agents consisting of polytetrafluoroethylene ("PTFE") particles. Another bulking agent uses silicone, which may be controversial in the U.S. due to the unresolved issues relating to silicone gel breast implants.

    NO ABSORPTION. Since the ACYST micro-beads are synthetic, they will not be absorbed by the body, thus minimizing the potential need for retreatment. In contrast, biologically-derived bulking agents may be absorbed by the body over time. As a result, patients treated with this type of bulking agent typically require additional costly treatments to maintain urinary continence.

    NO MIGRATION. The size of the ACYST micro-beads was specifically chosen to prevent them from migrating away from the injection site. Other known commercial bulking agents use particles of PTFE that are generally in a size range of 1 to 100um or silicone which is reported to have approximately 25% of its injected particles below 80um. These smaller particles have been associated with migration in the body, which has raised questions of safety.

    COST EFFECTIVE. The injection of ACYST entails a minimally-invasive procedure in an outpatient setting and is designed to provide immediate improvement in urinary continence following the procedure. The Company believes that the combination of a minimally invasive procedure that produces immediate results and minimizes need for retreatment should make ACYST a cost-effective treatment option for the incontinent patient.

BUSINESS STRATEGY

    The Company's objective is to be a leader in the development and marketing of innovative products for the treatment of urinary incontinence and to expand applications of its proprietary bulking technology to areas other than urology.

    FOCUS ON OBTAINING REGULATORY APPROVAL FOR ACYST. The Company's primary focus is to obtain approval to market ACYST in the U.S. and internationally. Initially, the Company will seek FDA approval to market ACYST for the treatment of stress urinary incontinence due to intrinsic sphincter deficiency, which the Company believes affect approximately 1.5 million people. Clinical investigations have demonstrated that injectable bulking agents can be equally effective in patients suffering from stress urinary incontinence due to urethral hypermobility as well as due to intrinsic sphincter deficiency. The Company intends to conduct future human clinical trials to support expanded applications of ACYST in order to address a larger segment of the population suffering from stress urinary incontinence.

    DEVELOP ADDITIONAL MARKETING AND SALES CAPABILITIES. Initially, the Company intends to market and sell ACYST internationally through a network of independent distributors or a strategic alliance with a medical device manufacturer or marketer. After receiving the requisite marketing approvals from the FDA, the Company intends to sell ACYST in the U.S. through a direct sales force. The Company intends to use a portion of the proceeds of this offering to conduct international market studies, establish an international distribution channel and hire additional marketing and sales personnel. In its sales and marketing efforts, the Company intends to cultivate further strong relationships with its clinical investigators and others in the medical community to accelerate the market acceptance of ACYST.

    ENHANCE MANUFACTURING CAPABILITIES. To date, the Company has used its current facilities to produce limited quantities of ACYST for use in clinical trials. To enhance its ability to produce ACYST in commercial quantities, the Company intends to expand its manufacturing capacity by purchasing additional equipment and upgrading its manufacturing facilities, to pursue the possibility of vertically integrating aspects of its manufacturing process and to hire additional personnel.

    EXPLORE COMPLEMENTARY TECHNOLOGY. The Company believes that opportunities exist for it to expand its product line, through acquisitions or internal research and development efforts, with additional innovative products for the treatment of urological disorders. The market for urology products is highly fragmented and is expected to continue to grow due to the aging population. The Company believes that many of the currently available treatments manage rather than cure the disorders they address and as a result there are opportunities for new products in the market.

    EXPAND APPLICATIONS OF ACYST TECHNOLOGY. The Company believes that its proprietary bulking technology may be applicable for the treatment of medical disorders other than urinary incontinence. The Company intends to develop additional products using this technology as the market opportunities for such additional products arise. For example, the Company is in the early stages of developing bulking products, based on ACYST technology, for the treatment of gastric reflux and fecal incontinence.

INJECTION PROCEDURE

    As illustrated below, ACYST is injected under the mucosal lining of the urethra to add bulk to the tissue and close the opening in the urethra leading from the bladder, thereby minimizing or eliminating involuntary urinary drainage in patients who suffer from urinary incontinence. When ACYST is initially injected, the carrier gel acts as a transport medium for the pyrolytic carbon coated micro-beads. Over time, the body encapsulates the micro-beads with its own collagen, which results in sustained bulking. ACYST is packaged in a sterile syringe and is designed to be injected through the Company's specially designed needle that is inserted down a cystoscope.

[SERIES OF ANATOMICAL DEPICTIONS DEMONSTRATING THE ACYST INJECTION PROCEDURE]

A CYTOSCOPE IS INSERTED INTO THE
URETHRA AND AN INJECTION NEEDLE
IS ADVANCED THROUGH THE WORKING
CHANNEL OF THE CYTOSCOPE.

THE NEEDLE TIP IS INSERTED UNDER
THE MUCOSAL LINING AND ACYST
IS INJECTED.

THE INJECTION IS REPEATED AT OTHER
SITES UNTIL THE BLADDER NECK IS
CLOSED.

    During the injection process, the physician views the bladder neck through a cystoscope and advances the needle under the mucosal lining of the bladder neck. The injection site is viewed while injecting the material to observe the expansion of the mucosal lining which results in increased volume or bulk at the bladder neck. Typically, a total of four to six one-milliliter syringes of ACYST will be injected in three to four sites at the bladder neck until the increase in bulk causes the sides of the bladder neck to close, allowing the patient to regain control of urine flow. This procedure can be accomplished in less than 30 minutes in an outpatient setting, and is therefore consistent with newly established clinical practice guidelines for the treatment of urinary incontinence that call for minimally invasive therapies to be attempted first. ACYST is intended to result in improved urinary continence immediately following the injection procedure.

STATUS OF CLINICAL TRIALS

    In May 1996, Advanced UroScience initiated clinical testing of ACYST under an IDE approved by the FDA. In May 1997, the Company received FDA approval to enroll up to 160 additional patients at up to 10 sites in Phase 2 clinical studies. The Phase 2 clinical studies are designed to obtain data to support PMA that must be obtained from the FDA before ACYST can be marketed in the U.S. This study has been designed as a prospective, multi-center study with the patients randomized to be treated with either ACYST or a bulking agent approved for marketing in the U.S. The relative percentages of men and women to be enrolled in Phase 2 approximates the prevalence of urinary incontinence in the U.S. adult population. Phase 2 patients will be followed for at least one year after treatment to assess the safety and effectiveness of ACYST.

    The first of two primary endpoints of the Company's clinical trials measures the change in the continence grade score of the patient from baseline to post-treatment. The continence grades used for this study were defined by Stamey in 1979 and are as follows:

Grade 0:   The patient is continent (dry).

Grade 1: The patient will lose urine with sudden increases in abdominal pressure, but never in bed at night.

Grade 2: The patient's incontinence worsens with lesser degrees of stress, such as walking, standing erect from a sitting position or sitting up in bed.

Grade 3: The patient has total incontinence and urine is lost without any relation to physical activity or position.

    A decrease in the continence grade of one or more grades is considered a success for purposes of evaluation.

    The second primary endpoint of the Company's clinical trials measures the urine loss of patients who undergo a prescribed set of activities which may induce stress incontinence. The urine loss is quantified through the use of pads which are worn by the patients, and then weighed at the completion of the activities.

    The Company's clinical studies conducted through November 10, 1997 indicate that most of the 79 patients (49 treated in accordance with the U.S. IDE study and 30 treated in feasibility research studies internationally) who were treated with ACYST experienced immediate improvement in incontinence, suffered no post-treatment complications and were able to return to normal activities within days. Although there does not exist a statistically significant body of clinical data from which to draw conclusions concerning the effectiveness and long-term outcomes associated with ACYST: (i) of the 44 patients followed at six months, 30 showed improvement at one month (no patients were retreated) and 32 showed improvement at six months (three patients were retreated) relative to their pretreatment continence grades and (ii) of the 12 patients followed at one year, nine showed improvement at one month (no patients were retreated) and 10 showed improvement at one year (no patients were retreated) relative to their pretreatment continence grades. These initial clinical studies have demonstrated better results in women than in men. Minor complications commonly associated with cystoscope-based bulking procedures have been observed during the Company's clinical trials. These complications, which include painful voiding, frequency of voiding, retention and blood in the urine, were not of a serious nature and subsided after a short period of time. The Company expects that one or more of these minor and temporary complications will occur in a limited number of future patients.

    To introduce ACYST internationally, the Company must comply with a number of foreign regulations. The Company is conducting human clinical trials outside of the U.S. and expects to receive ISO 9001 certification and to meet the requirements for use of the CE mark in 1998, which will allow the Company to market its products in the EU. There can be no assurance, however, that the Company will receive marketing approval from the FDA or authority to use the CE mark on a timely basis, if at all. See "Business--Manufacturing" and "Business--Government Regulations."

MARKETING AND SALES

    The Company's marketing and sales strategy is aimed at increasing awareness of ACYST within the medical community and the potential patient population in addition to developing a strong sales capability. Since the majority of sufferers of stress urinary incontinence are women, Advanced UroScience intends to focus its sales and marketing effort on gynecologists, urologists, uro-gynecologists and geriatrists. The Company's sales strategy is to first establish ACYST internationally and then follow with domestic sales and distribution upon receipt of FDA approval to market ACYST domestically.

    ESTABLISH INTERNATIONAL MARKETING CAPABILITIES. The Company intends to market ACYST internationally through a network of independent distributors or a strategic alliance with a medical device manufacturer or marketer. The Company will pursue such a network or strategic alliance where appropriate to accelerate sales growth, increase geographic market coverage and more effectively access particular markets and customers. The Company's initial target market for sale of ACYST will be in Europe, with Asian and Latin American countries to follow. The strategy for penetration in these markets will be to establish ACYST in individual countries by working with key medical centers who use the product in studies. The Company plans for these market studies to be reported on by key opinion leaders at meetings and congresses, further setting the stage for international market launch. Concurrently, the Company will work with local reimbursement authorities to assure that maximum market potential can be achieved.

    DEVELOP DOMESTIC SALES ORGANIZATION. Following receipt of regulatory approval from the FDA, the Company anticipates utilizing a direct sales force to market ACYST in the U.S. The Company plans to begin building its direct sales force prior to receipt of FDA premarket approval. This sales force will provide training in the indications for and the use of ACYST, as well as financial models that demonstrate the potential cost advantages of using ACYST to payers and physicians.

    CONDUCT EDUCATIONAL CAMPAIGN. The Company intends to capitalize on its clinical investigation beyond merely gaining approval to market in the U.S. by using its clinical data in presentations at key medical meetings and congresses, as well as presenting such data for publication in professional journals. Advanced UroScience will also maintain a presence at appropriate medical conventions, meetings and seminars to inform physicians and other health care professionals of the existence and applications for ACYST, providing information and gaining sales leads. Finally, the Company's plans include a public relations campaign, following receipt of U.S. regulatory approval, in which the public is made aware that incontinence is a common problem and that help through treatment using ACYST is available.

RESEARCH AND DEVELOPMENT

    To date, the Company has been engaged primarily in the research, development and clinical testing of ACYST. The Company believes that its future success is dependent in part on its ability to develop new products. Therefore, management has allocated a portion of the proceeds of this offering to continue the requisite clinical trials of ACYST and to fund additional research and development efforts.

    In addition to developing concepts for new products to treat urinary incontinence, the Company intends to expand the use of ACYST technology for other bulking applications outside of the urologic market. For example, the Company is in the early stages of developing bulking products based on ACYST technology for the treatment of gastric reflux and fecal incontinence.

PATENTS AND PROPRIETARY RIGHTS

    The Company's success depends in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company seeks to protect its technology by filing patent applications for patentable technologies that it considers important to the development of its business, based on an analysis of the cost of obtaining a patent, the likely scope of protection and the relative benefits of patent protection compared to trade secret protection, among other considerations. The Company currently holds one issued U.S. patent covering its ACYST technology, two corresponding Patent Cooperation Treaty applications and one pending U.S. patent application covering improvements to such technology, involving the use of alternative substrates in an injectable bulking composition. The claims of the Company's patent are directed to a composition for soft tissue augmentation, consisting of pyrolytic carbon-coated substrate materials suspended in a carrier gel. The Company also relies upon trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position.

    There can be no assurance that any of the Company's pending or future U.S. or foreign patent applications will result in issued patents, or that any issued patents will be of sufficient scope or strength to provide meaningful protection of the Company's products. The coverage sought in a patent application can be denied or significantly reduced before the patent is issued. In addition, there can be no assurance that any current or future U.S. or foreign patents of the Company will not be challenged or circumvented by competitors or others, or that such patents will be found to be valid or sufficiently broad to protect the Company's technology or provide the Company with any competitive advantage. Should attempts be made to challenge, circumvent or invalidate the Company's patents in the U.S. Patent and Trademark Office or courts of competent jurisdiction, including administrative boards or tribunals, the Company may have to participate in legal or quasi-legal proceedings therein, to maintain, defend or enforce its rights in these patents. Any legal proceedings to maintain, defend or enforce the Company's patent rights can be lengthy and costly, with no guarantee of success.

    The Company also relies heavily upon trade secrets and unprotected proprietary technology. The Company seeks to maintain the confidentiality of such information by requiring employees, consultants and other parties to sign confidentiality agreements and by limiting access by parties outside the Company to such information. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of this information or that others will not be able to independently develop such information. Additionally, there can be no assurance that any agreements regarding confidentiality and non-disclosure will not be breached, or, in the event of any breach, that adequate remedies would be available to the Company.

    Beginning shortly after its inception, the Company received a series of communications from Uroplasty, a competing manufacturer of medical devices and products, alleging that the Company's issued patent may be invalid, informing the Company of certain patents held by Uroplasty covering implant materials and alleging that the activities of certain of the Company's officers are in violation of non-competition and non-disclosure agreements. The Company has received an opinion of its patent counsel, Nawrocki Rooney & Sivertson, P.A., that the Company's issued patent is valid and enforceable relative to any known prior art and that the Company's products do not infringe any of the claims under any U.S. patents known to be held by Uroplasty. The Company has reviewed with its general counsel the claims and allegations regarding violations of non-competition and non-disclosure agreements by the Company's officers, and believes them to be without merit. Uroplasty has not brought any legal action in connection with its claims and allegations. There can be no assurance, however, that Uroplasty or any other third party will not pursue legal action with respect to these matters. Because an opinion of counsel is not binding on any court, and, because of the complex legal and factual questions involved in intellectual property litigation, there can be no assurance that any such action would not be determined in a manner adverse to the Company or its officers.

    Claims by competitors such as Uroplasty and other third parties that the Company's products allegedly infringe the patent or other intellectual property rights of others could have a material adverse effect on the Company. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and intellectual property litigation may be used against the Company as a means of gaining a competitive advantage. Intellectual property litigation is complex, time-consuming and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse outcome in any litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others, if licenses to such rights could be obtained, or require the Company to cease making, using or selling certain products. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. In addition to being costly, protracted litigation to defend or prosecute intellectual property could result in the Company being unable to commercialize ACYST on a timely basis or at all, and could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    Competition in the urinary incontinence products market is intense. The Company faces competition from existing manufacturers of management and curative treatments for urinary incontinence, including competing manufacturers of commercially available bulking agents, as well as from companies developing new or improved treatment methods for urinary incontinence. The Company believes that the principal competitive factors among treatment methods for urinary incontinence include physician and patient acceptance of the method in managing or curing incontinence, cost and the availability of third-party reimbursement, marketing and sales capability and the existence of meaningful patent protection. The Company's ability to compete in this market also will depend on the consistency of its product quality and delivery and product pricing. Other factors within and outside the Company's control include its product development and innovation capabilities, its ability to obtain required regulatory approvals, its ability to protect its proprietary technology, its manufacturing and marketing capabilities and its ability to attract and retain skilled employees.

    Current major competitors who compete in this market include Kimberly-Clark Corp. and Procter & Gamble Co. for adult diapers and absorbent pads; Empi, Inc. and MedCare Technologies, Inc. with electrical pelvic floor stimulators and behavioral treatments; Abbott Laboratories, Warners Wellcome and Hoechst Marion Roussell for pharmaceutical treatments; C. R. Bard, Inc., Kendall Co., Mentor Corp. and Baxter International for catheter/urine collection bag drainage systems; and American Medical Systems, Inc., a division of Pfizer, Boston Scientific Corporation, Influence, Inc. and Johnson & Johnson for sling procedures and artificial sphincter implants. The Company believes that some of its current competitors and others that do not have injectable bulking products are also seeking to develop competing bulking agents.

    In the bulking agent market, the Company competes with companies such as C.
R. Bard, Inc., Mentor Corp. and Uroplasty, Inc. that market biologically derived agents or synthetic agents. Biologically-derived bulking agents may be absorbed by the body over time. Patients treated with this type of bulking agent typically return to urinary incontinence within months and require additional treatments to maintain urinary control. The major product in this category is made from a form of processed bovine collagen. Additionally, some practitioners are harvesting the patient's own fat and re-injecting it at the bladder neck. This procedure has the additional disadvantage of increasing the complexity and invasiveness of the patient's procedure.

    The Company is aware of two synthetic bulking materials currently being used for soft tissue augmentation in the urinary tract. The first of these is a teflon paste that consists of particles of PTFE, glycerin and polysorbate. The particles of PTFE are generally in a size range of 1 to 100um. The smaller particles in this size range have been associated with migration in the body which has raised questions of safety. Periurethral inflammatory reactions have been associated with the use of PTFE particles as bulking agents.

    Another synthetic product uses solid silicone particles. This product has not been approved for marketing in the U.S. by the FDA. The use of silicone may be controversial in the U.S. due to the unresolved issues relating to silicone gel breast implants.

    Many of the Company's competitors and potential competitors have significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than the Company. In addition, many of the Company's competitors offer broader product lines within the urology market, which may give such competitors the ability to negotiate exclusive, long-term supply contracts and to offer comprehensive pricing for their products. It is possible that other large health care and consumer products companies may enter this industry in the future. Furthermore, smaller companies, academic institutions, governmental agencies and other public and private research organizations will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products which may be offered by the Company.

MANUFACTURING

    The Company manufactures limited quantities of ACYST at its facilities from components and raw materials obtained from outside suppliers. The Company purchases the micro-beads from qualified suppliers and send them to an outside vendor to be coated with pyrolytic carbon. The Company purchases the raw materials for the carrier gel in bulk and formulates the carrier gel itself. The portion of the manufacturing process performed by the Company involves mixing the beads with the carrier gel and filling standard syringes with this mixture. The filled syringes are packaged and sent to an outside vendor for sterilization and returned to the Company for final inspection. As the Company expands its manufacturing capabilities to enable it to produce commercial quantities of ACYST, it will consider vertical integration, which may include bringing the sterilization process or other manufacturing processes in-house.

    One of the primary raw materials and components for the manufacture of ACYST, the material needed for the gel carrier, is currently available to the Company from a single source. Other primary raw materials and components for manufacturing of ACYST, including pyrolytic carbon coating and micro-bead substrates, are available only from a few suppliers. In the event that the Company is unable to obtain these materials or other raw materials or components from its current suppliers on acceptable terms and is required to replace its current raw materials or components with alternatives, additional testing may be required in order for ACYST to receive regulatory approval. The Company has no supply agreements with any of its identified vendors. The Company is currently negotiating the terms and conditions of an agreement with the supplier of the material needed for the gel carrier.

    Prior to commercial sale of ACYST in the U.S., the Company will be required to demonstrate compliance of its manufacturing operations with current GMP, which establish requirements for assuring quality by controlling components, processes and document traceability and retention, among other things. The Company's facilities will also be subject to unscheduled inspections by the FDA, and certain requirements of state, local and federal governments must also be complied with in the manufacture of the Company's products.

    The Company recently underwent an audit of its quality system, which is required to obtain ISO 9001 certification and approval to apply the CE mark to ACYST. Based upon the audit findings, the auditors recommended the Company for ISO 9001 certification and approval to apply the CE mark to ACYST upon implementing corrective actions for minor non-conformities noted during the audit. The Company has addressed these non-conformities and believes it will receive ISO 9001 certification and approval to apply the CE mark in 1998. However, there can be no assurance that the Company will receive ISO 9001 certification or obtain approval to apply the CE mark on a timely basis, if at all.

GOVERNMENT REGULATIONS

    Government regulation in the U.S. and in foreign countries are significant factors in the Company's business. Under the Federal Food, Drug and Cosmetic Act (the "FDC Act") and regulations promulgated thereunder, manufacturers of medical devices must comply with certain regulations governing the testing, manufacture, packaging and marketing of medical devices. Under the FDC Act, as amended, medical devices are classified by the FDA into one of three classes, depending upon the degree of regulation the FDA deems necessary to assure the safety and effectiveness of the devices. Class I devices are subject to only general controls, while Class II devices must comply with certain specified performance standards, in addition to the general controls. Class III medical devices (consisting of life support/life sustaining, diagnostic or implanted devices) generally must receive premarket approval by the FDA prior to their commercial distribution in the U.S.

    ACYST is considered a Class III device subject to premarket approval by the FDA to ensure its safety and effectiveness. A PMA application must be filed and must be supported by valid scientific evidence, including human clinical trial data to demonstrate the safety and effectiveness of the device. The Company is currently conducting Phase 2 clinical trials under an IDE granted by the FDA. The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature, and training methods (if required). See "Business--Status of Clinical Trials."

    An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time may be significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance. If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will issue an approval letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. The FDA may also determine that additional clinical trials are necessary, in which case PMA approval may be significantly delayed while additional clinical trials are conducted. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

    Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Manufacturers of medical devices for marketing in the U.S. are required to adhere to FDA procedural and documentation requirements with respect to device design, development, manufacturing, and quality assurance activities. Manufacturers must also comply with Medical Device Reporting requirements that require the manufacturer to report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to death or serious injury.

    The Company is subject to routine inspection by the FDA. Although the Company's facilities and manufacturing procedures are designed to comply with FDA requirements, there can be no assurance that the FDA would find them in compliance with all relevant aspects of the requirements. See "Business-- Manufacturing."

    Labeling and promotion activities are subject to scrutiny by the FDA and in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses. The Company is also subject to a variety of state laws and regulations in those states or localities where its product will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

    Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

    To introduce ACYST in Europe, the Company must comply with the "essential requirements" set forth in the MDD of the EU which define the safety, design and manufacturing requirements for medical products. Typically, a full quality assurance system complying with international quality standards is required to conform with the MDD. Compliance with these requirements will allow the Company to apply the CE mark to ACYST, allowing free sale in the EU, subject only to certain member country national laws. The Company recently underwent an audit of its quality system to determine compliance with ISO 9001, EN46001 standards and the essential requirements of the MDD, and expects to be ISO certified in 1998. See "Business--Manufacturing."

THIRD-PARTY REIMBURSEMENT

    ACYST will be purchased by hospitals and other users, which bill various third-party payers, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care products and services provided to their patients. Payers may deny reimbursement if they determine that a product used in a procedure was not used in accordance with established payer protocols regarding cost-efficient treatment methods, was used for an unapproved indication or was not otherwise covered. Third-party payers are increasingly challenging the prices charged for medical products and services and, in some instances, have pressured medical suppliers to lower their prices.

    In the U.S. and certain foreign countries, third-party reimbursement is currently generally available for certain bulking agents for urinary incontinence. The Medicare reimbursement rate for commercially available injectable bulking agents is currently at $310 per two and one-half milliliter syringe. The Company believes that there are typically three to five syringes of such bulking agents used during an injection procedure. However, there is no uniform policy for such reimbursement and no assurance that ACYST will receive the same level of reimbursement, if any. The availability of third-party reimbursement for ACYST or competitors' products and continuing efforts to reduce the costs of health care by decreasing reimbursement rates may reduce the price received by the Company for ACYST.

PRODUCT LIABILITY

    The medical products industry is subject to substantial litigation, and the Company, as a manufacturer of a medical product to be used in the body, faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in adverse effects to a patient. The Company currently has product liability insurance that provides coverage limits of $5.0 million per occurrence and $5.0 million in the aggregate annually. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with the clinical trials of ACYST or the initial commercialization of ACYST. There can be no assurance that liability claims will not exceed coverage limits. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Furthermore, the Company does not expect to be able to obtain insurance covering its costs and losses as a result of any recall of its products due to alleged defects, whether such a recall is instituted by the Company or required by a regulatory agency. A product liability claim, recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business, financial condition and results of operations of the Company.

FACILITIES, EQUIPMENT AND PERSONNEL

    Presently, the Company occupies approximately 7,700 square feet of office and manufacturing space in a facility located in St. Paul, Minnesota. The Company leases this space under a five-year lease agreement with a related party, which began on August 1, 1997 and terminates on August 1, 2002. Lease payments are made monthly at a rate of $5,200 per month in the first year with rate increases of 2.5%, 3.0%, 3.5% and 4.0% in year two through year five of the lease, respectively. The Company believes that these facilities are sufficient for its current needs but will explore additional facilities as it develops greater manufacturing capabilities. As of November 10, 1997, the Company had 15 full-time employees and one part-time employee. The Company is not a party to any collective bargaining agreements and believes that its relations with its employees are good. See "Certain Transactions."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

NAME                                                   AGE      POSITION
-------------------------------------------------      ---      ---------------------------------------------------------
Timothy P. Lawin (1)                                       36   Chairman of the Board
Dean A. Klein                                              43   President and Chief Executive Officer
Thomas M. Jaeger                                           40   Vice President, Finance and Chief Financial Officer
Daniel A. White                                            45   Vice President, Sales and Marketing
Richard G. Holcomb, Ph.D.                                  48   Vice President, Regulatory Affairs
Bruce A. Lawin (2)                                         63   Director
Mark G. Nosbush (1)(2)                                     48   Director
Paul E. Colombo (2)                                        37   Director
James M. Knoblach (1)                                      40   Director
Harry E. Wells, III                                        56   Director
Jeffrey R. Tollefson                                       35   Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    TIMOTHY P. LAWIN is a founder of the Company and has served as Chairman of the Board of Directors of the Company since July 1994. Since 1993, Mr. Lawin, has served as Chief Executive Officer and Chairman of the Board of Brennen Medical, Inc., a company specializing in wound care management. Mr. Lawin devotes a majority of his time to his duties as Chairman of the Board of the Company. From 1984 to 1993, Mr. Lawin was employed by Bioplasty, Inc., a medical device manufacturer and distributor, serving in a variety of capacities, including President from 1990 to 1993 and Chief Executive Officer from 1992 to 1993. From 1989 to 1991, Mr. Lawin also served as the Chairman of the Board for Bio Manufacturing, Inc., which was a related manufacturing company of Bioplasty, Inc. During a portion of his employment with Bioplasty, Inc., Mr. Lawin was a director of Uroplasty, Inc., then a wholly-owned subsidiary of Bioplasty, Inc. Mr. Lawin resigned from Bioplasty, Inc. in February 1993. In April 1993, Bioplasty, Inc. filed a petition for bankruptcy with the U.S. Bankruptcy Court for the District of Minnesota, resulting from litigation regarding its breast implant product. Mr. Lawin's father is Mr. Bruce Lawin, a director of the Company.

    DEAN A. KLEIN has served as President and Chief Executive Officer of the Company since August 1994. Mr. Klein was employed by Brennen Medical, Inc. as President of its urology division from May to August 1994, at which time the assets of the division were acquired by the Company. From 1991 to May 1994, Mr. Klein was employed by Medical Care America as a General Manager of the Critical Care America business units in Minneapolis, Minnesota and Omaha, Nebraska. From 1986 to 1991, Mr. Klein was employed in a variety of sales and management positions with the Physicians Diagnostics Division of Baxter International and its successor MediSense, Inc. Mr. Klein's career in the medical products industry began in 1977 with Abbott Laboratories.

    THOMAS M. JAEGER has served as Vice President, Finance and Chief Financial Officer of the Company since May 1997. From May 1996 to May 1997, Mr. Jaeger served as Director of Finance of the Company. From 1988 to May 1996, Mr. Jaeger served as the Chief Financial Officer of Winsor Grain, Inc., a company involved in the international export of agricultural commodities. From 1979 to 1988, he was employed by Arthur Andersen LLP, serving as an audit manager from 1985 to 1988. Mr. Jaeger is a Certified Public Accountant.

    DANIEL A. WHITE has served as Vice President, Sales and Marketing of the Company since May 1996 and as its General Manager from November 1994 to May 1996. From 1992 to July 1994, Mr. White served as Vice President of Sales and Marketing for Uroplasty, Inc. where he established the international distribution channel for that company's implantable urology product. Mr. White served as Vice President of Sales and Marketing for Bioplasty, Inc. from February 1991 to 1992. In April 1993, Bioplasty, Inc. filed a petition for bankruptcy with the U.S. Bankruptcy Court for the District of Minnesota, resulting from litigation regarding its breast implant product. From 1981 to October 1990, Mr. White was employed by American Medical Systems, Inc., a division of Pfizer, Inc. focused on the treatment of urologic dysfunctions, including urinary incontinence, through implantable devices. Mr. White held a number of positions at American Medical Systems, most recently serving as the Director of Domestic Sales. Mr. White has over 15 years of experience with companies producing implantable devices for the treatment of urological disorders, beginning with his employment with C. R. Bard, Inc. in 1978.

    RICHARD G. HOLCOMB, PH.D. has served as Vice President, Regulatory Affairs of the Company since October 1997. From May 1996 to October 1997, Dr. Holcomb served as Director of Regulatory Affairs. During the past 15 years, Dr. Holcomb has consulted on clinical studies and regulatory matters for companies in the medical industry such as Urologix, Inc., Guidant Corporation, American Medical Systems, Inc., a division of Pfizer, Inc., and SCIMED Life Systems, Inc., a subsidiary of Boston Scientific Corporation. Dr. Holcomb will continue to devote a portion of his time as an independent consultant to other medical device companies.

    BRUCE A. LAWIN has served as a director of the Company since July 1994. Since 1969, Mr. Lawin has served as President of The Specialty Mfg. Co., a company that specializes in flow control products, plastic injection molding and contract manufacturing. Mr. Lawin is a director and a stockholder of Brennen Medical, Inc. Mr. Lawin's son, Mr. Timothy Lawin, is Chairman of the Board of the Company.

    MARK G. NOSBUSH has served as a director of the Company since February 1996. Mr. Nosbush has served as Vice President of The Specialty Mfg. Co. since 1979.

    PAUL E. COLOMBO has served as a director of the Company since February 1996. In 1987, Mr. Colombo founded Chorus Corporation, a multi-national company that specializes in the manufacture of semiconductor processing equipment, and has served as its President since that time.

    JAMES M. KNOBLACH has served as a director of the Company since February 1996. In 1995, Mr. Knoblach founded North Star Resources, an investment and venture capital firm, and has served as its President since that time. Prior to that time, Mr. Knoblach served as President of North Star Direct, a mail order company, which he founded in 1987. From 1983 to 1985, Mr. Knoblach served as Division Manager for Genetics International, Inc., the predecessor of MediSense, Inc. Mr. Knoblach is a director of Harbinger Medical, Inc., a privately held medical device company, and is also a Certified Public Accountant.

    HARRY E. WELLS, III has served as a director of the Company since April 1996. Mr. Wells has been employed by Adams, Harkness & Hill, Inc., an investment banking firm, since 1969. Mr. Wells has served as a Managing Director of Adams, Harkness & Hill, Inc. in charge of Money Management since 1990 and served as a Director of Research from 1981 to 1990. Mr. Wells has also served as the Managing General Partner of the AH&H Partners Fund Limited Partnership since 1990. Mr. Wells is a Chartered Financial Analyst.

    JEFFREY R. TOLLEFSON has served as a director of the Company since June 1997. Since 1995, Mr. Tollefson has served as Vice President of IAI Ventures, Inc., the venture capital investment arm of Investment Advisers, Inc., a global investment management firm. IAI Ventures, Inc. is the general partner of IAI U.S. Venture Fund, L.P. and IAI U.S. Venture Fund II, L.P. Mr. Tollefson also serves as the Vice President of Eagle Ventures, LLC and Eagle Ventures II, LLC. From 1990 to 1995, Mr. Tollefson was the Vice President of FBL Financial Group, an insurance holding company, and as such managed its private equity investment portfolios.

    The Bylaws of the Company provide that the number of directors shall not exceed eight, as determined by the Board or the stockholders. The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year. Mr. Tollefson was elected in 1997 to serve a three-year term as a director of the Company pursuant to an agreement entered into in connection with the Company's Series A Preferred Stock offering. Under such agreement, which terminates upon completion of this offering, Messrs. Timothy Lawin, Bruce Lawin and Dean Klein, as well as the other participants in such offering, agreed to vote their shares in favor of up to two persons nominated by a majority of the holders of Series A Preferred Stock.

    The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee provides recommendations concerning salaries and incentive compensation for employees of the Company and the Audit Committee will review the results and scope of the audit and other services provided by the Company's independent public accountants.

    Directors serving in 1996 received a nonqualified stock option to purchase 12,000 shares of Common Stock. Directors also receive options under the Company's 1996 Stock Option Plan (the "1996 Plan"), which provides for the automatic grant of ten-year, non-qualified options to purchase 6,000 shares of Common Stock to each non-employee director and five-year incentive stock options to purchase 6,000 shares of Common Stock to each employee director, at the end of each year of service. Directors do not receive any cash compensation for attending meetings, other than reimbursement of expenses. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION

    The following table sets forth certain information regarding compensation earned or awarded to the Company's President and Chief Executive Officer and each other executive officer of the Company who received annual salary and bonus compensation in excess of $100,000 during the year ended December 31, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      ANNUAL COMPENSATION
                                                                              ------------------------------------
                                                                                                     OTHER ANNUAL
                                                                                SALARY      BONUS    COMPENSATION
NAME AND PRINCIPAL POSITION                                                      ($)         ($)        ($)(1)
----------------------------------------------------------------------------  ----------  ---------  -------------
Dean A. Klein, President and Chief Executive Officer........................     124,000     --             7,000
Daniel A. White, Vice President, Sales and Marketing........................      88,000     20,000         5,000

------------------------

(1) Represents car allowance.

  OPTION GRANTS AND YEAR-END OPTION VALUES

    The Named Executive Officers did not exercise any options and were not granted any options by the Company during the year ended December 31, 1996. The following table sets forth certain information regarding the number and value of exercisable and unexercisable options to purchase shares of Common Stock held as of December 31, 1996 by the Named Executive Officers.

                             YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                            UNDERLYING UNEXERCISED OPTIONS    MONEY OPTIONS AT 12/31/96
                                                                    AT 12/31/96(#)                      ($)(1)
                                                            ------------------------------  ------------------------------
NAME                                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------  -----------  -----------------  -----------  -----------------
Dean A. Klein.............................................     270,000              --         780,000              --
Daniel A. White...........................................     150,000              --         438,000              --

------------------------

(1) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 1996 and the option exercise price per share multiplied by the number of shares subject to options. The fair market value as of December 31, 1996 was $4.00 per share as determined by the Board of Directors.

EMPLOYMENT AGREEMENTS AND COMPENSATION PLANS

    The Company does not currently have any employment agreements with its Named Executive Officers. Effective July 1997, the Compensation Committee of the Board established a management by objective compensation plan for the Chairman of the Board and the Chief Executive Officer. Pursuant to this plan, these officers each receive an annual base salary of $175,000 and $140,000, respectively, and are eligible to receive a bonus based upon the accomplishment of certain business objectives.

STOCK OPTIONS

    In 1996, the Board of Directors and stockholders of the Company adopted the 1996 Plan in order to provide for the granting of stock purchase options to employees, consultants, directors and officers of the Company. The 1996 Plan permits the granting of incentive stock options meeting the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended, and also nonqualified stock options which do not meet the requirements of Section 422. The Company has reserved 500,000 shares of its Common Stock for issuance upon exercise of options granted under the 1996 Plan. As of the date of this Prospectus, the Company has outstanding options to purchase 321,000 shares under the 1996 Plan and 599,880 shares outside of the 1996 Plan.

                              CERTAIN TRANSACTIONS

    On August 1, 1994, the Company acquired the ACYST product technology, patent application for the Company's issued patent and certain relevant equipment from Brennen Medical, Inc. ("Brennen"), a wound care company whose principal stockholders, Timothy Lawin and Bruce Lawin, are majority stockholders of the Company. The terms of the acquisition included an interest bearing note (8% per annum) in the amount of $300,000 of which $100,000 was paid in 1994 and $200,000 was paid in 1996. Total interest paid in connection with this note was $24,000. Because the Company and Brennen were under common control at the time of the acquisition, the acquired assets were purchased for an amount equal to Brennen's carrying cost of $18,125 for equipment and $12,500 for intangibles. The excess purchase price of $269,375 was recorded by the Company as a charge directly to deficit accumulated during the development stage.

    On August 1, 1997, the Company entered into a five-year lease agreement with Lawin Enterprises, LLC for the facilities presently occupied by the Company. The lease covers approximately 7,700 square feet of office and manufacturing space at a rate of $5,200 per month in the first year with rate increases of 2.5%, 3.0%, 3.5% and 4.0% in year two through year five of the lease, respectively. The Company believes that this lease is on terms no less favorable to the Company than those obtainable from an unrelated third party. Lawin Enterprises, LLC is owned by Timothy Lawin, an executive officer, director and a principal stockholder of the Company, and Bruce Lawin, a director and principal stockholder of the Company. Prior to this time, the Company leased 2,700 square feet of office and manufacturing space from Lawin Enterprises, LLC at the rate of $3,000 per month, pursuant to a two-year lease.

    Adams, Harkness & Hill, Inc., one of the Representatives, is the Advising General Partner of AH&H Partners Fund Limited Partnership, which has purchased shares of the Company's capital stock in private placements on the same terms as other investors who purchased in such placements. In April 1996, the AH&H Partners Fund Limited Partnership purchased 150,000 shares of Common Stock at a purchase price of $3.33 per share, for an aggregate purchase price of $500,000. In April 1997, the AH&H Partners Fund Limited Partnership purchased 125,000 shares of the Company's Series A Preferred Stock at a purchase price of $4.00 per share, for an aggregate purchase price of $500,000, and was granted five-year warrants to purchase 31,250 shares of Common Stock at an exercise price of $4.00 per share. For services provided to the Company in connection with the April 1997 private placement, Adams, Harkness & Hill, Inc. was granted five-year warrants to purchase 18,750 shares of Common Stock at an exercise price of $4.80 per share, and received a fee of $219,620 and reimbursement of certain expenses of $5,759. Harry E. Wells, III, a Managing Director of Adams, Harkness & Hill, Inc., is the Managing General Partner of the AH&H Partners Fund Limited Partnership. See "Management" and "Underwriting."

    One of the directors of the Company, Jeffrey R. Tollefson, is a Vice President of IAI Ventures, Inc. which serves as a general partner to several venture capital limited partnerships, including IAI U.S. Venture Fund II, L.P., a principal stockholder of the Company. In the aggregate, this venture fund and three others controlled by IAI Ventures, Inc. hold 875,000 shares of Common Stock of the Company. Each of the foregoing funds participated in the Series A Preferred Stock private placement conducted by the Company in April 1997. As part of this offering, Messrs. Timothy Lawin, Bruce Lawin and Dean Klein, as well as the other participants in such offering, agreed to vote their shares in favor of up to two persons nominated by a majority of the holders of Series A Preferred Stock. Mr. Tollefson was elected pursuant to such agreement at the Company's annual stockholders meeting held in June 1997. Although this agreement terminates upon the completion of this public offering, Mr. Tollefson's current term as a Class A director does not expire until the year 2000 annual meeting of stockholders.

    Upon formation of the Company, Timothy Lawin purchased 1,512,000 shares at an aggregate purchase price of $70. Subsequently, Timothy Lawin transferred 756,000 to his wife, Lisa Lawin. In the December 1995 private placement by the Company, Timothy Lawin purchased 7,500 units (each unit consisting of one share and one warrant) and Brennen Medical, Inc. purchased 36,000 units at $1.67 per unit. In the December 1994 private placement by the Company, Ms. Lawin purchased 120,000 shares at $.83 per share. In December 1995, Timothy Lawin received a ten-year non-qualified stock option to purchase 30,000 shares at $1.67 per share. In December 1996 and January 1997, Timothy Lawin transferred 50,000 shares to family members. In June 1997 and September 1997 Timothy Lawin received five-year incentive stock options to purchase 6,000 and 50,000 shares of common stock at $4.40 per share. The option granted for 6,000 shares vests immediately and the option granted for 50,000 vests 30% after one year, an additional 30% after two years and 40% after three years.

    Upon formation of the Company, Dean Klein purchased 108,000 shares at an aggregate purchase price of $5. In the December 1994 private placement by the Company, Mr. Klein purchased 60,600 shares at $.83 per share. In the December 1995 private placement by the Company, Mr. Klein purchased 7,500 units at $1.67 per unit. In August 1994, Mr. Klein received a ten-year non-qualified stock option to purchase 240,000 shares at $1.04 per share. In December 1995, Mr. Klein received a ten-year non-qualified stock option to purchase 30,000 shares at $1.67 per share. In December 1996 and January 1997, Dean Klein transferred 60,000 shares to his spouse and 13,600 to other family members. In September 1997, Dean Klein received a five-year incentive stock option to purchase 50,000 shares of common stock at $4.00 per share. This option vests 30% after one year, an additional 30% after two and years and 40% after three years.

    Upon formation of the Company, Bruce Lawin purchased 540,000 shares at an aggregate purchase price of $25. In December 1994 and May 1995, Bruce Lawin transferred an aggregate of 108,000 shares to his son, Timothy Lawin, 108,000 shares to his daughter-in-law, Lisa Lawin, and 108,000 shares to a trust for the benefit of his granddaughter, Elizabeth Lawin. In the December 1994 private placement by the Company, Bruce Lawin purchased 120,000 shares at $.83 per share. In the December 1995 private placement by the Company, Bruce Lawin purchased 30,000 units at $1.67 per unit. In December 1995, Bruce Lawin received a ten-year non-qualified stock option to purchase 12,000 shares at $1.67 per share. In June 1997, Bruce Lawin received a ten-year nonqualified stock option to purchase 6,000 shares of common stock at $4.00 per share.

    All future transactions between the Company and its officers, directors, principal stockholders or other affiliates, will be approved by a majority of the independent and disinterested members of the Board of Directors and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of November 10, 1997, and as adjusted to reflect the sale of the shares offered hereby, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers and
(iv) all executive officers and directors of the Company as a group.

                                                                                                      PERCENTAGE OF
                                                                                                    OUTSTANDING SHARES
                                                                             NUMBER OF SHARES    ------------------------
                                                                            BENEFICIALLY OWNED     BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                                           (1)            OFFERING     OFFERING
-------------------------------------------------------------------------  --------------------  -----------  -----------
Timothy P. Lawin (2)(3)..................................................         1,979,000            38.0%        25.7%
Dean A. Klein (2)(4).....................................................           430,000             8.0          5.4
Daniel A. White (2)(5)...................................................           151,250             2.9          1.9
Bruce A. Lawin (6)(7)....................................................           414,000             8.0          5.4
Mark G. Nosbush (8)......................................................            33,000               *            *
Paul E. Colombo (7)(9)...................................................           198,000             3.8          2.6
James M. Knoblach (10)...................................................           178,000             3.4          2.3
Harry E. Wells, III (11).................................................           343,000             6.6          4.5
Jeffrey R. Tollefson (12)................................................           875,000            17.1         11.5
Lisa Lawin (13)..........................................................         1,979,000            38.0         25.7
Investment Advisers, Inc. (14)...........................................           824,807            16.1         10.8
Marcellus P. Knoblach (15)...............................................           415,000             7.8          5.3
Adams, Harkness & Hill, Inc. (16)........................................           325,000             6.3          4.2
All executive officers and directors as a group (11 persons)(17).........         4,691,250            78.9%        55.5%

------------------------

  * Less than one percent.

 (1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or a member of a group to acquire them as of November 10, 1997 or within 60 days of such date are treated as outstanding only when determining the percent of the class owned by such individual and when determining the percent owned by the group. For purposes of calculating the percent of class owned after this offering, it was assumed that the officers, directors and principal stockholders will not be purchasing shares in this offering. Unless otherwise indicated, each person named or included in the group has sole voting and investment power with respect to the shares of Common Stock set forth opposite his name.

 (2) The address of the executive officers is 1290 Hammond Road, St. Paul, MN 55110.

 (3) Includes 43,500 shares which may be purchased by Mr. Lawin upon the exercise of options and warrants. Also includes 934,000 shares held by Lisa Lawin (Mr. Timothy Lawin's wife), 108,000 shares held by Mr. Timothy Lawin's daughter, 36,000 shares held by Brennen Medical, Inc. (a corporation controlled by Mr. Timothy Lawin) and 36,000 shares which may be purchased upon exercise of a warrant held by Brennen Medical, Inc. Mr. and Ms. Lawin share voting and investment power over the shares held by them.

 (4) Includes 277,500 shares which may be purchased by Mr. Klein upon the exercise of options and warrants and 50,000 shares held by Mr. Klein's wife.

 (5) Includes 150,000 shares which may be purchased by Mr. White upon the exercise of options.

 (6) Mr. Bruce Lawin's address is 5858 Centerville Road, St. Paul, MN 55110.

 (7) Includes 48,000 shares which may be purchased upon the exercise of options and warrants.

 (8) Includes 25,500 shares which may be purchased by Mr. Nosbush upon the exercise of options and warrants. Mr. Nosbush's address is 5858 Centerville Road, St. Paul, MN 55110.

 (9) Mr. Colombo's address is 1290 Hammond Road, St. Paul, MN 55110.

(10) Includes 78,000 shares which may be purchased by Mr. Knoblach upon the exercise of options. Also includes 100,000 shares held by Mr. Knoblach as Trustee for the James M. Knoblach Revocable Trust. Mr. Knoblach's address is c/o North Star Publishing, 1240 Eleventh Street North, Sauk Rapids, MN 56379.

(11) Includes 18,000 shares which may be purchased by Mr. Wells upon the exercise of options. Also includes 275,000 shares and warrants to purchase 31,250 shares held by AH&H Partners Fund Limited Partnership and warrants to purchase 18,750 shares held by Adams, Harkness & Hill, Inc. Mr. Wells, is a Managing Director of Adams, Harkness & Hill, Inc., and the Managing General Partner of the AH&H Partners Fund Limited Partnership. His address is 60 State Street, 12th Floor, Boston, MA 02109.

(12) Includes 25,639 shares held by Eagle Ventures, LLC, 24,554 shares held by Eagle Ventures II, LLC, 161,861 shares held by IAI U.S. Venture Fund L.P. and 662,946 shares held by IAI U.S. Venture Fund II, L.P. Mr. Tollefson is a Vice President of IAI Ventures, Inc., the general partner of IAI U.S. Venture Fund L.P. and IAI U.S. Venture Fund II, L.P., and the Vice President and a member of Eagle Ventures, LLC and Eagle Ventures II, LLC. Mr. Tollefson's address is 3800 First Bank Place, Minneapolis, Minnesota 55402.

(13) Includes 821,500 shares held by Timothy P. Lawin (Ms. Lawin's husband), 108,000 shares held by their daughter, 36,000 shares held by Brennen Medical, Inc. (a corporation controlled by Mr. Timothy Lawin), 36,000 shares which may be purchased upon exercise of a warrant held by Brennen Medical, Inc. and 43,500 shares which may be purchased upon the exercise of options and warrants held by Mr. Timothy Lawin. Mr. and Ms. Lawin share voting and investment power over the shares held by them. Ms. Lawin's address is c/o Advanced UroScience, Inc., 1290 Hammond Road, St. Paul, Mn 55110.

(14) Includes 662,946 shares held by IAI U.S. Venture Fund II, L.P. and 161,861 shares held by IAI U.S. Venture Fund, L.P. IAI Ventures, Inc. is a wholly-owned subsidiary of Investment Advisers, Inc. and the general partner of each of such funds. The address of IAI Ventures, Inc. is 3800 First Bank Place, Minneapolis, Minnesota 55402. Does not include shares held by Eagle Ventures, LLC or Eagle Ventures II, LLC, the members of which are certain persons affiliated with Investment Advisers, Inc..

(15) Includes 180,000 shares which may be purchased by the Marcellus P. Knoblach Revocable Trust upon the exercise of a warrant. Also includes 25,000 shares held by the Vivian J. Knoblach Revocable Trust. Marcellus and Vivian Knoblach are husband and wife. Mr. Marcellus P. Knoblach's address is 3807
     E. Amberwood Drive, Phoenix, AZ 85044.

(16) Includes 18,750 shares which may be purchased upon the exercise of a warrant held by Adams, Harkness & Hill, Inc. Also includes 275,000 shares and warrants to purchase 31,250 shares held by the AH&H Partners Fund Limited Partnership. Adams, Harkness & Hill, Inc. is the Advising General Partner of the AH&H Partners Fund Limited Partnership. The address of Adams, Harkness & Hill, Inc. is 60 State Street, 12th Floor, Boston, Massachusetts 02109.

(17) Includes 822,500 shares which may be purchased upon the exercise of options and warrants.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company currently consists of 23,000,000 shares of capital stock, no par value, of which 20,000,000 shares are Common Stock, 1,500,000 shares are Series A Preferred Stock and 1,500,000 shares are Series A1 Preferred Stock. Upon closing of this offering, automatic conversion of the outstanding shares of Series A Preferred Stock into Common Stock, and cancellation of the Company's Series A and Series A1 Preferred Stock, the Company's authorized capital will consist of 20,000,000 shares of Common Stock, no par value, and 1,586,500 shares of undesignated stock. The Company has approximately 70 shareholders of record of its capital stock.

COMMON STOCK

    The Company has 5,126,720 shares of Common Stock issued and outstanding, assuming conversion of outstanding shares of Series A Preferred Stock. The holders of Common Stock are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. Subject to the rights of any future series of preferred stock that may be designated, the holders of the Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company and are entitled to share ratably in all the assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All outstanding shares of the Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

    The holders of the Common Stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of more than 50 percent of such outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

SERIES A AND SERIES A1 PREFERRED STOCK

    The Company has 1,413,500 shares of Series A Preferred Stock issued and outstanding. Upon the closing of this offering, each outstanding share of Series A Preferred Stock will be converted automatically into one share of Common Stock. There are no shares of Series A1 Preferred Stock issued or outstanding.

    Upon closing of this offering, the shares of Series A Preferred Stock converted into shares of Common Stock will be canceled and cannot be reissued, and no shares of preferred stock will be outstanding at such time. The Company will take the necessary steps to cancel the designation of the remaining 86,500 unissued shares of Series A Preferred Stock and 1,500,000 unissued shares of Series A1 Preferred Stock, at which time these shares will become undesignated. The Board of Directors will have the authority, without action by the stockholders, to designate and issue any of such undesignated shares in one or more series of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of each series, any or all of which may be greater than the rights of the Common Stock.

    It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of preferred stock.

WARRANTS

    The Company currently has outstanding warrants to purchase an aggregate of 620,000 shares of Common Stock. This includes five-year warrants, to purchase an aggregate of 570,000 shares of Common Stock at an exercise price of $1.67 per share, that were issued to stockholders in connection with private sales of units (each unit consisting of one share and one warrant) in November 1995 through February 1996. In April 1997, (i) the AH&H Partners Fund Limited Partnership was granted five-year warrants to purchase 31,250 shares of Common Stock at an exercise price of $4.00 per share and (ii) Adams, Harkness & Hill, Inc. was granted five-year warrants to purchase 18,750 shares of Common Stock at an exercise price of $4.80 per share.

REGISTRATION RIGHTS

    Pursuant to an Investor's Rights Agreement among the Company and holders of Series A Preferred Stock, dated April 4, 1997, such investors have certain registration rights with respect to the shares of Common Stock issuable upon conversion of their shares of Series A Preferred Stock, including shares to be issued upon conversion of the outstanding Series A Preferred Stock upon completion of this offering. Under the terms of the Investors' Rights Agreement, if the Company proposes to register any of its securities under the Securities Act for its own account or for the account of others, the holders are entitled to receive notice thereof and request inclusion of their conversion shares therein, subject to any limitation by the underwriters of any such offering on the number of shares included in such registration. In addition, such persons also have the right to request, under certain circumstances, that the Company register the sale of their conversion stock by filing a registration statement under the Securities Act. The Company is required to use its best efforts to effect all such registrations, subject to certain conditions and limitations. Such persons do not have registration rights under the Investors' Rights Agreement with respect to this offering.

MINNESOTA BUSINESS CORPORATION ACT

    Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility and to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company, if the Board determines that such a takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

    Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20 percent or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the stockholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the stockholders voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by the Company, or any subsidiary of the Company, with any stockholder which purchases 10 percent or more of the Company's voting shares (an "interested stockholder") within four years following such interested stockholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company serving before the interested stockholder's share acquisition date.

CERTAIN LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    The Company's Restated Articles limit the personal liability of its directors. Specifically, directors of the Company will not be personally liable to the Company or its shareholders for monetary damages for any breach of their fiduciary duty as directors, except to the extent that the elimination or limitation of liability is not permitted under Section 302A.527 of the Minnesota Business Corporation Act, as amended. This provision will generally not limit liability under state or federal securities law.

    Section 302A.521 of the MBCA provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Bylaw 37 of the Company's Amended and Restated Bylaws provides that each director, officer and employee of the Company shall be indemnified by the Company in accordance with, and to the fullest extent permissible by, applicable law.

    In addition, each of the Company's directors has entered into an indemnity agreement that provides that the Company will indemnify directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director; provided that the director meets certain standards of conduct for claims that (i) have been successfully defended or (ii) a majority of impartial directors or an independent counsel has determined that, with respect to the conduct giving rise to such claim, the director acted in good faith. No indemnification may be made, however, for claims in which the director has been adjudicated in a final judgment to be liable to the Company except to the extent that the court finds indemnification to be proper.

    The Company maintains an insurance policy covering director and officer liability.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar with respect to the Company's Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby and the ability of the Company to raise equity capital in the future.

    Upon consummation of the offering, the Company will have outstanding an aggregate of 7,626,720 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). Of the aggregate number of outstanding shares of Common Stock, the 2,500,000 shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities

Act, unless purchased by an "affiliate" of the Company, as that term is defined by Rule 144 promulgated under the Securities Act (an "Affiliate"), whose sales would be subject to certain volume limitations and other restrictions described below. The remaining 5,126,720 shares of Common Stock originally issued and sold by the Company in private transactions in reliance upon exemptions from the Securities Act held by stockholders upon the consummation of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 or otherwise.

    All officers and directors and certain stockholders of the Company, owning an aggregate of 4,436,000 shares, have entered into "lock-up" agreements, agreeing not to, directly or indirectly, sell, assign, transfer, encumber, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock without the consent of the Representatives for a period of 180 days after the date of this Prospectus. The Representatives may waive these restrictions at any time in their discretion. Taking such restrictions into account, in addition to the 2,500,000 shares of Common Stock offered hereby, (i) approximately 384,720 shares will be eligible for immediate sale on the date of this Prospectus in accordance with Rule 144; (ii) approximately 193,500 additional shares will become eligible for sale in the public market beginning in December 1997; (iii) approximately 112,500 additional shares will become eligible for sale in the public market beginning 90 days after the date of this Prospectus in accordance with Rule 144; and (iv) approximately 4,436,000 additional shares will be eligible for sale beginning 180 days after the date of this Prospectus upon the expiration of the lock-up agreements, subject, in the case of Affiliates, to volume and manner of sale limitations under Rule 144.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who beneficially owns shares last acquired privately from the Company or an Affiliate at least one year previously is entitled to sell, in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 76,300 shares immediately after the offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who beneficially owns shares last acquired from the Company or an Affiliate at least two years previously, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the consummation of this Offering.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-Affiliates to sell their Rule 701 shares without complying with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permits Affiliates to sell their Rule 701 shares without complying with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

    The Company intends to file Registration Statements on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance upon exercise of stock options, thus permitting the resale of such shares by non-Affiliates in the public market without restrictions under the Securities Act and by Affiliates subject to volume and manner of sale limitations under Rule 144. Such Registration Statements are expected to become effective shortly after the date of this Prospectus. As of the date of this Prospectus, options to purchase 920,880 shares of Common Stock were outstanding, with 766,000 of the shares issuable upon exercise of such options subject to vesting requirements and lock-up agreements. The remaining 154,880 shares issuable upon exercise of such options will become available for exercise and sale upon vesting and effectiveness of such Registration Statements on Form S-8.

REGISTRATION RIGHTS

    In connection with their acquisition of securities of the Company, stockholders who will hold an aggregate of 1,413,500 shares of Common Stock upon completion of this offering (and the automatic conversion of their Series A Preferred Stock into Common Stock) entered into an Investors' Rights Agreement with the Company under which the stockholders have the right to have their shares of Common Stock included in future registration statements filed by the Company under the Securities Act. In addition, beginning six months from the effective date of the offering covered by this Prospectus, upon the request of stockholders holding fifty percent of the securities covered under the Investors' Rights Agreement, the Company is required to file a registration statement with the Commission covering these securities. In addition, these stockholders also have demand registration rights at such time as the Company is eligible to use a Registration Statement Form S-3, requiring the Company to file a registration statement on such Form upon the request of stockholders holding twenty-five percent of the securities covered under the Investors' Rights Agreement. Such stockholders do not have registration rights under the Investors' Rights Agreement with respect to this offering. See "Description of Securities."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for which Dain Bosworth Incorporated and Adams, Harkness & Hill, Inc. are acting as the Representatives, have severally agreed to purchase from the Company an aggregate of 2,500,000 shares of Common Stock at the Price to Public less the Underwriting Discounts and Commissions set forth on the cover page of this Prospectus, in the amounts set forth below opposite their respective names.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Dain Bosworth Incorporated.......................................................
Adams, Harkness & Hill, Inc......................................................

                                                                                   ----------
  Total..........................................................................   2,500,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the Underwriters' obligations are subject to certain conditions precedent and that the Underwriters are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if the Underwriters purchase any shares. The Representatives have advised the Company that the several Underwriters may offer the shares of Common Stock directly to the public at the Price to Public set forth on the cover page of this Prospectus and to certain
dealers at the Price to Public less a concession not exceeding $         per
share. The Underwriters may allow, and such dealers may reallow, a concession
not exceeding $         per share to other dealers. After the initial public
offering, the Representatives may change the offering price and other selling terms.

    The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the same per share price as the initial shares to be purchased by the Underwriters. The Underwriters may purchase these shares solely to cover over-allotments, if any, in connection with the sale of Common Stock offered hereby. If the Underwriters exercise the over-allotment option, the Underwriters will be obligated, subject to certain conditions, to purchase additional shares in approximately the same proportion as those in the table above.

    This offering is being conducted in accordance with Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. ("NASD") which provides that, among other things, when a NASD member participates in an offering of equity securities of a company with which such member is affiliated or has a "conflict of interest" (as defined in Rule 2720), the initial public offering price may be no higher than that recommended by a "qualified independent underwriter" (a "QIU"). A QIU must (i) be a NASD member experienced in the securities or investment banking business; (ii) not be an affiliate of the issuer of the securities; and (iii) agree to undertake the responsibilities and liabilities of an underwriter under the Securities Act. In accordance with this requirement, Dain Bosworth Incorporated is serving as a QIU in this offering. The initial public offering price of the Common Stock offered hereby will not be higher than Dain Bosworth Incorporated's recommended initial public offering price. Dain Bosworth Incorporated has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. Dain Bosworth Incorporated will receive no additional compensation in its capacity as QIU in connection with this offering.

    The Underwriting Agreement provides that the Company and the Underwriters will indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    The Company, its officers, directors and certain of its current stockholders, holding an aggregate of 4,436,000 shares of Common Stock, have agreed not to directly or indirectly, sell, assign, transfer, encumber, offer to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives.

    In order to facilitate the offering of Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock. Specifically, the Underwriters may over-allot Common Stock in connection with the offering, creating a short position in Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of Common Stock above market level that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Prior to this offering, there has been no public market for Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. In determining the initial price to public, the Company and the Representatives will consider, among other things, the history of and prospects for the industry in which the Company competes, the qualifications of the Company's management, the present state of the Company's development, the results of operations of the Company in recent periods, the prospects for growth of the Company's revenues and earnings, the current state of the U.S. economy, the general condition of the securities markets at the time of this offering and the market prices for other publicly traded companies that are comparable to the Company. There can be no assurance, however, that the prices at which Common Stock will sell in the public market after this offering will not be lower than the Price to Public.

    Adams, Harkness & Hill, Inc., one of the Representatives, is the Advising General Partner of AH&H Partners Fund Limited Partnership, which has purchased shares of the Company's capital stock in private placements on the same terms as other investors who purchased in such placements. In April 1996, the AH&H Partners Fund Limited Partnership purchased 150,000 shares of Common Stock at a purchase price of $3.33 per share, for an aggregate purchase price of $500,000. In April 1997, the AH&H Partners Fund Limited Partnership purchased 125,000 shares of the Company's Series A Preferred Stock at a purchase price of $4.00 per share, for an aggregate purchase price of $500,000, and was granted five-year warrants to purchase 31,250 shares of Common Stock at an exercise price of $4.00 per share. For services provided to the Company in connection with the April 1997 placement, Adams, Harkness & Hill, Inc. was granted five-year warrants to purchase 18,750 shares of Common Stock at an exercise price of $4.80 per share, and received a fee of $219,620 and reimbursement of certain expenses of $5,759. Harry E. Wells, III, a Managing Director of Adams, Harkness & Hill, Inc., is the Managing General Partner of the AH&H Partners Fund Limited Partnership. See "Management" and "Certain Transactions."

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota Certain legal matters for the Underwriters will be passed upon by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota.

                                    EXPERTS

    The audited financial statements of the Company included in this Prospectus and the Registration Statement have been audited by McGladrey & Pullen, LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

    The statements in this Prospectus under the captions "Risk
Factors--Dependence on Patents and Proprietary Rights" and "Business--Patents and Proprietary Rights" have been reviewed and approved by Nawrocki, Rooney & Sivertson, P.A., patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed therewith. Although all material terms and provisions of any material contract or other document filed are referred to in this Prospectus and described herein, such descriptions are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits and schedules may be inspected without charge and copied at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at one of the Commission's regional offices: 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. The Commission maintains a World Wide Website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

    Prior to this offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934. After completion of this offering, the Company intends to comply with such requirements, including distributing to its stockholders an annual report containing audited financial statements.

                           ADVANCED UROSCIENCE, INC.

                              FINANCIAL STATEMENTS

                                     INDEX

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditor..............................................................................         F-2

Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (unaudited).........................         F-3

Statements of Operations for the Years Ended December 31, 1995 and 1996, Nine Months Ended September 30,
  1996 and 1997 (unaudited) and the Period from August 1, 1994 (Date of Inception) to September 30, 1997
  (unaudited)..............................................................................................         F-4

Statements of Stockholders' Equity for the Period from August 1, 1994 (Date of Inception) and December 31,
  1994, Years Ended December 31, 1995 and 1996, Nine Months Ended September 30, 1997 (unaudited)...........         F-5

Statements of Cash Flows for the Years Ended December 31, 1995 and 1996, Nine Months Ended September 30,
  1996 and 1997 (unaudited) and Period from August 1, 1994 (Date of Inception) to September 30, 1997
  (unaudited)..............................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Advanced UroScience, Inc.
St. Paul, Minnesota

    We have audited the accompanying balance sheets of Advanced UroScience, Inc. (A Development Stage Company) as of December 31, 1995 and 1996, and the related statements of operations and cash flows for the years ended December 31, 1995 and 1996, and the statements of stockholders' equity for the period since inception (August 1, 1994) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced UroScience, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          MCGLADREY & PULLEN, LLP

Minneapolis, Minnesota
March 25, 1997, except for Note 4, as to which the date is April 29, 1997

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

               DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997

                                                                                                         1997
                                                                             1995          1996      -------------
                                                                         ------------  ------------   (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents............................................  $    474,749  $    354,216  $   1,971,300
  Short-term investments...............................................       --            --           1,413,768
  Inventories..........................................................        13,589       126,121        243,588
  Other current assets.................................................         4,260        15,018        165,452
                                                                         ------------  ------------  -------------
    TOTAL CURRENT ASSETS...............................................       492,598       495,355      3,794,108
Equipment and Leasehold Improvements, less accumulated depreciation,
  1995 $6,839; 1996 $25,620; 1997 $63,976..............................        18,364       100,479        368,701
Intangible Assets, less accumulated amortization 1995 $7,087; 1996
  $13,665; 1997 $20,165................................................        23,484        27,369         33,823
                                                                         ------------  ------------  -------------
    TOTAL ASSETS.......................................................  $    534,446  $    623,203  $   4,196,632
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable.....................................................  $     43,558  $    131,328  $     125,091
  Accrued expenses.....................................................        33,805       276,134        257,361
                                                                         ------------  ------------  -------------
    TOTAL CURRENT LIABILITIES..........................................        77,363       407,462        382,452
                                                                         ------------  ------------  -------------
Related Party Long-Term Debt (Note 2)..................................       200,000       --            --
                                                                         ------------  ------------  -------------
Commitments and Contingencies (Notes 3 and 7)..........................
Stockholders' Equity (Notes 2, 3, 4, and 5)
  Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 1995 3,170,220 shares; 1996 3,713,220 shares; 1997
    5,126,720 shares...................................................     1,109,812     2,527,312      7,915,202
  Contributed capital..................................................        50,000        99,000        320,000
  Deficit accumulated during the development stage.....................      (902,729)   (2,410,571)    (4,421,022)
                                                                         ------------  ------------  -------------
                                                                              257,083       215,741      3,814,180
                                                                         ------------  ------------  -------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................  $    534,446  $    623,203  $   4,196,632
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                       See Notes to Financial Statements.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1995 AND 1996, THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   AND 1997,
  AND THE PERIOD FROM AUGUST 1, 1994 (DATE OF INCEPTION) TO SEPTEMBER 30, 1997

                                                                                                   PERIOD FROM
                                                                                                 AUGUST 1, 1994
                                                                  NINE MONTHS ENDED SEPTEMBER       (DATE OF
                                      YEARS ENDED DECEMBER 31                  30                 INCEPTION) TO
                                    ----------------------------  ----------------------------    SEPTEMBER 30,
                                        1995           1996           1996           1997             1997
                                    -------------  -------------  -------------  -------------  -----------------
                                                                          (UNAUDITED)              (UNAUDITED)
Expenses:
  Research and development........  $     353,334  $     763,796  $     485,178  $   1,039,722    $   2,190,356
  General and administrative (Note
    3)............................        164,771        778,227        577,523      1,091,267        2,107,970
  Interest expense to related
    party (Note 2)................         16,000          4,667          4,667       --                 24,000
                                    -------------  -------------  -------------  -------------  -----------------
                                          534,105      1,546,690      1,067,368      2,130,989        4,322,326

Interest income...................          9,661         38,848         31,949        120,538          170,679
                                    -------------  -------------  -------------  -------------  -----------------

    NET LOSS......................  $    (524,444) $  (1,507,842) $  (1,035,419) $  (2,010,451)   $  (4,151,647)
                                    -------------  -------------  -------------  -------------  -----------------
                                    -------------  -------------  -------------  -------------  -----------------

Net loss per share................  $       (0.12) $       (0.29) $       (0.20) $       (0.38)
                                    -------------  -------------  -------------  -------------
                                    -------------  -------------  -------------  -------------

Weighted-average number of common
  and common equivalents shares
  outstanding.....................      4,485,694      5,224,309      5,183,517      5,346,684
                                    -------------  -------------  -------------  -------------
                                    -------------  -------------  -------------  -------------

                       See Notes to Financial Statements.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

      PERIOD FROM AUGUST 1, 1994 (DATE OF INCEPTION) TO SEPTEMBER 30, 1997

                                                                                               DEFICIT
                                                                                             ACCUMULATED
                                                            COMMON STOCK                      DURING THE      TOTAL
                                                       -----------------------  CONTRIBUTED  DEVELOPMENT   STOCKHOLDERS'
                                                         SHARES      AMOUNT       CAPITAL       STAGE         EQUITY
                                                       ----------  -----------  -----------  ------------  ------------
Balance, August 1, 1994 (date of inception)..........      --      $   --        $  --       $    --        $   --
  Initial sale of common stock in August 1994........   2,160,000          100      --            --               100
  Acquisition of assets from Brennen Medical (Note
    2)...............................................      --          --           --           (269,375)    (269,375)
  Capital contribution from Brennen (Note 3).........      --          --           50,000        --            50,000
  Private placement issuance of common stock in
    November and December, net of stock issuance
    costs of $9,200..................................     651,600      533,800      --            --           533,800
  Net loss...........................................      --          --           --           (108,910)    (108,910)
                                                       ----------  -----------  -----------  ------------  ------------
Balance, December 31, 1994...........................   2,811,600      533,900      50,000       (378,285)     205,615
  Private placement issuance of common stock in
    February.........................................      24,000       20,000      --            --            20,000
  Private placement issuance of common stock in
    November and December, net of stock issuance
    costs of $1,713..................................     334,500      555,787      --            --           555,787
  Exercise of common stock options...................         120          125      --            --               125
  Net loss...........................................      --          --           --           (524,444)    (524,444)
                                                       ----------  -----------  -----------  ------------  ------------
Balance, December 31, 1995...........................   3,170,220    1,109,812      50,000       (902,729)     257,083
  Private placement issuance of common stock in
    January and February.............................     235,500      392,500      --            --           392,500
  Private placement issuance of common stock in April
    and May..........................................     307,500    1,025,000      --            --         1,025,000
  Compensation element of common stock options issued
    (Note 5).........................................      --          --           49,000        --            49,000
  Net loss...........................................      --          --           --         (1,507,842)  (1,507,842)
                                                       ----------  -----------  -----------  ------------  ------------
Balance, December 31, 1996...........................   3,713,220    2,527,312      99,000     (2,410,571)     215,741
  Private placement issuance of Series A Preferred
    Stock in April 1997, and assumed conversion to
    common stock, net of offering costs of $266,110
    (Note 4).........................................   1,413,500    5,387,890      --            --         5,387,890
  Compensation element of common stock options issued
    (unaudited) (Note 5).............................      --          --          221,000        --           221,000
  Net loss (unaudited)...............................      --          --           --         (2,010,451)  (2,010,451)
                                                       ----------  -----------  -----------  ------------  ------------
Balance, September 30, 1997 (unaudited)..............   5,126,720  $ 7,915,202   $ 320,000   $ (4,421,022)  $3,814,180
                                                       ----------  -----------  -----------  ------------  ------------
                                                       ----------  -----------  -----------  ------------  ------------

                       See Notes to Financial Statements.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1995 AND 1996, THE NINE MONTHS ENDED SEPTEMBER 30, 1996
 AND 1997, AND THE PERIOD FROM AUGUST 1, 1994 (DATE OF INCEPTION) TO SEPTEMBER
                                    30, 1997

                                                          YEARS ENDED           NINE MONTHS ENDED      PERIOD FROM AUGUST
                                                          DECEMBER 31              SEPTEMBER 30         1, 1994 (DATE OF
                                                     ----------------------  ------------------------    INCEPTION) TO
                                                       1995        1996         1996         1997      SEPTEMBER 30, 1997
                                                     ---------  -----------  -----------  -----------  ------------------
                                                                                   (UNAUDITED)            (UNAUDITED)
Cash Flows From Operating Activities
  Net loss.........................................  $(524,444) $(1,507,842) $(1,035,419) $(2,010,451)    $ (4,151,647)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation...................................      5,635       18,781        9,333       39,300           64,920
    Amortization...................................      5,317        6,578        4,934        6,500           20,165
    Noncash expenses (Notes 3 and 5)...............     --           49,000       49,000      221,000          320,000
    Changes in assets and liabilities:
      Inventories..................................    (13,589)    (112,532)     (99,644)    (117,467)        (243,588)
      Other current assets.........................     14,870      (10,758)     (20,123)    (150,434)        (165,452)
      Accounts payable.............................      8,191       87,770       58,705       (6,237)         125,091
      Accrued expenses.............................     21,243      242,329      158,332      (18,773)         257,361
                                                     ---------  -----------  -----------  -----------  ------------------
        NET CASH USED IN OPERATING ACTIVITIES......   (482,777)  (1,226,674)    (874,882)  (2,036,562)      (3,773,150)
                                                     ---------  -----------  -----------  -----------  ------------------
Cash Flows From Investing Activities
  Purchase of short-term investments...............     --          --           --        (1,513,768)      (1,513,768)
  Proceeds upon maturity of short-term
    investments....................................     --          --           --           100,000          100,000
  Purchase of equipment............................     (7,078)    (100,896)     (90,560)    (307,522)        (415,496)
  Purchase of intangible assets....................     (7,641)     (10,463)     (10,036)     (12,954)         (41,488)
                                                     ---------  -----------  -----------  -----------  ------------------
        NET CASH USED IN INVESTING ACTIVITIES......    (14,719)    (111,359)    (100,596)  (1,734,244)      (1,870,752)
                                                     ---------  -----------  -----------  -----------  ------------------
Cash Flows From Financing Activities
  Net proceeds from issuance of common stock.......    619,412    1,417,500    1,417,500      --             2,527,312
  Net proceeds from issuance of Series A Preferred
    Stock..........................................     --          --           --         5,387,890        5,387,890
  Payments on note payable to related party........     --         (200,000)    (200,000)     --              (300,000)
                                                     ---------  -----------  -----------  -----------  ------------------
        NET CASH PROVIDED BY FINANCING
          ACTIVITIES...............................    619,412    1,217,500    1,217,500    5,387,890        7,615,202
                                                     ---------  -----------  -----------  -----------  ------------------

        INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS..............................    121,916     (120,533)     242,022    1,617,084        1,971,300

Cash and Cash Equivalents
  Beginning........................................    352,833      474,749      474,749      354,216          --
                                                     ---------  -----------  -----------  -----------  ------------------
  Ending...........................................  $ 474,749  $   354,216  $   716,771  $ 1,971,300     $  1,971,300
                                                     ---------  -----------  -----------  -----------  ------------------
                                                     ---------  -----------  -----------  -----------  ------------------
Supplemental Disclosures of Cash Flow Information
  Cash payments for interest.......................  $  18,166  $     5,834  $     5,834  $   --          $     24,000
                                                     ---------  -----------  -----------  -----------  ------------------
                                                     ---------  -----------  -----------  -----------  ------------------
Supplemental Schedule of Noncash Investing and
 Financing Activities
  Acquisition of assets of Brennen Medical (Note
    2):
    Cash purchase price............................  $  --      $   --       $   --       $   --          $    --
                                                     ---------  -----------  -----------  -----------  ------------------
                                                     ---------  -----------  -----------  -----------  ------------------
    Carrying value of equipment acquired...........  $  --      $   --       $   --       $   --          $     18,125
    Carrying value of intangibles acquired.........     --          --           --           --                12,500
    Issuance of note payable.......................     --          --           --           --              (300,000)
    Distribution to Brennen Medical's
      stockholders.................................     --          --           --           --               269,375
                                                     ---------  -----------  -----------  -----------  ------------------
                                                     $  --      $   --       $   --       $   --          $    --
                                                     ---------  -----------  -----------  -----------  ------------------
                                                     ---------  -----------  -----------  -----------  ------------------

                       See Notes to Financial Statements.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS, DEVELOPMENT STAGE RISKS, AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS AND DEVELOPMENT STAGE RISKS: Advanced UroScience, Inc. (the Company) was incorporated on July 27, 1994, and has developed ACYST, an injectable bulking agent used to treat stress urinary incontinence. The technology for the Company's ACYST product was purchased from Brennen Medical, Inc. (Brennen), a related company (see Note 2).

    The Company is in the development stage and has yet to obtain regulatory approval for its product. The Company will be required to obtain regulatory approval from the Food and Drug Administration (FDA) prior to selling the product within the United States. Foreign regulatory approval must also be obtained prior to selling the product internationally. The Company is currently conducting clinical trials of their product. In order to obtain regulatory approval, the Company must satisfactorily complete clinical trials which will result in significant costs to the Company. There is no assurance that regulatory approval will be obtained and, if obtained, that a market will develop for the Company's product. Additionally, substantial time may pass before significant revenue may be realized by the Company. In addition to the proceeds from the private placement of preferred stock received subsequent to year end (see Note 4), the Company may need to raise additional capital before profitability is achieved.

    A summary of the Company's significant accounting policies follows:

    CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, the Company considers all unrestricted cash and Treasury bills, commercial paper, and money market funds with an original maturity of three months or less to be cash equivalents.

    CONCENTRATIONS OF RISK: The Company maintains deposits at banks which, at times, exceed federally insured limits and in money market accounts which are not federally insured. The Company has not experienced any losses in such accounts.

    One of the primary raw materials and components for the manufacture of ACYST, a material needed for the carrier gel, is available only from a single source. The Company does not have an agreement with the supplier of this material and is currently negotiating the terms and conditions of such an agreement. In the event that the Company is unable to maintain this single source of supply or is required to replace any of its current raw materials or components with alternatives, additional testing may be required in order to receive regulatory approval. Any interruption in the supply of raw materials or components currently used by the Company or the use of any alternatives could adversely affect the Company's operations.

    SHORT-TERM INVESTMENTS: The Company follows the provisions of FASB Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Statement No. 115 requires that management determine the appropriate classification of securities at the date individual securities are acquired, and that the appropriateness of such classification be reassessed at each balance sheet date.

    The Company's short-term investments consist of U.S. government, mortgage backed, and corporate debt securities. These securities are classified as held-to-maturity as the Company has the positive intent and ability to hold to maturity. The securities mature during 1997. These securities are stated at fair value, which approximates cost at September 30, 1997.

    INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of raw materials for use in research and development activities.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. NATURE OF BUSINESS, DEVELOPMENT STAGE RISKS, AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Depreciation of equipment is computed over estimated useful lives of five to seven years using accelerated methods. Leasehold improvements are depreciated using the straight-line method over the life of the lease.

    INTANGIBLE ASSETS: Intangible assets, consisting of organizational costs and patents, are amortized using the straight-line basis over five years.

    LONG-LIVED ASSETS: The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets. To date, management has determined that no impairment of long-lived assets exists.

    INCOME TAXES: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    LOSS PER SHARE: Loss per share is based upon the weighted-average number of common and common equivalent shares outstanding during each period. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued and stock options and warrants granted with exercise prices below the assumed initial public offering price during the 12-month period preceding the date of the initial filing of the registration statement have been included in the calculation as if they were outstanding for all periods presented.

    The FASB has issued Statement No. 128, EARNINGS PER SHARE, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations. All entities required to present per-share amounts must initially apply Statement No. 128 for annual and interim periods ending after December 15, 1997. Earlier application is not permitted.

    The adoption of Statement No. 128 would have had no effect on reported loss per share.

    RESEARCH AND DEVELOPMENT COSTS: Expenditures for research and development are charged to operations as incurred.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. NATURE OF BUSINESS, DEVELOPMENT STAGE RISKS, AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS: The carrying amount approximates fair value because of the short maturities of these instruments.

    ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    INTERIM FINANCIAL INFORMATION (UNAUDITED): The financial statements and notes related thereto as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, and the period from August 1, 1994 (date of inception), to September 30, 1997, are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

NOTE 2.  ASSET PURCHASE FROM RELATED PARTY

    On August 1, 1994, the Company purchased certain assets of Brennen relating to a product to treat urinary incontinence (as discussed in Note 1) for $300,000. The interest rate on the note was 8 percent per annum with interest payable monthly. Interest expense of $16,000 and $4,667 was incurred under this note agreement for 1995 and 1996, respectively. The note was secured by substantially all the assets of the Company. $100,000 was repaid on the note in December 1994, with the balance repaid in 1996.

    The approximate total value of the assets purchased was as follows:

Equipment..........................................................  $  18,125
Intangibles........................................................     12,500
                                                                     ---------
    Total assets purchased.........................................  $  30,625
                                                                     ---------
                                                                     ---------

    Because the Company and Brennen were under common control, the Company, for accounting purposes, is precluded from recording the acquired assets at any amount other than Brennen's carrying cost. Accordingly, the excess purchase price of $269,375 has been treated as a distribution to Brennen's stockholders and is recorded as a charge directly to deficit accumulated during the development stage.

NOTE 3.  RELATED-PARTY TRANSACTIONS

    CONTRIBUTED CAPITAL: During the period from August 1, 1994, to November 1, 1994, Brennen agreed to pay, on the Company's behalf, certain operating expenses (primarily salary, rent, and certain administrative expenses) amounting to $50,000. As those expenses were incurred by the Company and paid by Brennen, the Company expensed those amounts and recorded a credit in the same amount to contributed capital.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.  RELATED-PARTY TRANSACTIONS (CONTINUED)
    OPERATING LEASE: Through April 1996, the Company subleased its office and research facility from Brennen on a monthly basis. In May 1996, the Company signed a two-year lease directly with the landlord (also a related party) for $36,000 annually. As of August 1, 1997 the two year lease was cancelled and a new five-year lease was entered into with the landlord. Monthly lease payments will be approximately $5,200 with scheduled rate increases over the lease term. Related party rent expense was $17,000 and $32,000 for the nine months ended September 30, 1996 and 1997, and $6,000 and $26,000 in 1995 and 1996,
respectively.

    As of September 30, 1997, the approximate future lease commitments for years ended December 31, are as follows:

1997...............................................................  $  16,000
1998...............................................................     63,000
1999...............................................................     65,000
2000...............................................................     67,000
2001...............................................................     69,000
Thereafter.........................................................     41,000

NOTE 4.  REDEEMABLE PREFERRED STOCK

    In April 1997, the Company completed a private placement transaction by selling 1,413,500 shares of Series A Preferred Stock at $4.00 per share for gross proceeds of $5,654,000 before offering costs and commissions of approximately $265,000. In conjunction with the transaction, the selling agent was granted five-year warrants to purchase a total of 50,000 shares of common stock at exercise prices ranging from $4.00 to $4.80 per share.

    The Series A Preferred Stock has an initial stated value and liquidation preference of $4.00 per share, plus a 30 percent annual rate of return to a maximum of $4.80 per share. The Series A Preferred Stock is voting, has no dividend preferences, and is convertible at any time into common stock on a one-for-one basis, subject to certain adjustments as defined by the agreement. Each share of Preferred Stock is automatically converted into shares of common stock upon the consummation of a qualified public offering as defined in the agreement and the number of authorized shares are reduced accordingly. In addition, the holders of Series A Preferred Stock can demand redemption of the shares at any time after March 28, 2005, at the higher of (i) the original issue price ($4.00) or (ii) fair market value as determined by an independent appraisal.

    These financial statements assume all of the outstanding shares of Series A Preferred Stock have been converted into 1,413,500 shares of common stock due to the automatic conversion requirement upon completion of an initial public offering (see Note 8). These converted shares will be canceled and cannot be reissued. The Company will take the necessary steps to cancel the designation of the remaining unissued 86,500 shares of Series A Preferred Stock. Also in conjuction with the April 1997 placement, the Board of Directors authorized 1,500,000 shares of Series A1 Preferred Stock. Upon completion of the offering, the Company will also take the necessary steps to cancel this designation. Therefore, there will be 1,586,500 shares of undesignated capital stock.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5.  STOCKHOLDERS' EQUITY

    PRIVATE PLACEMENTS OF COMMON STOCK: During 1995, the Company had a private placement which resulted in the issuance of a total of 334,500 shares of common stock, with net proceeds of approximately $556,000. Under the 1995 Private Placement Agreement, each investor was also granted one warrant for each share of common stock purchased. Each warrant allows the investor to purchase one additional share of common stock at $1.67 per share.

    In February 1996, the Company completed its 1995 private placement by selling an additional 235,500 shares of common stock, resulting in proceeds of $392,500. In connection with these sales of common stock, warrants to purchase an additional 235,500 shares of common stock were granted at an exercise price of $1.67 per share.

    In May 1996, the Company completed a private placement with the sale of 307,500 shares of common stock for proceeds of $1,025,000.

    Warrants to purchase a total of 570,000 shares of common stock are exercisable and outstanding at December 31, 1996. These warrants expire during fiscal 2000 and 2001.

    STOCK OPTIONS: The Company granted nonqualified options to purchase 600,000 shares of common stock to certain employees, directors, and other individuals. Also, in June 1996, the Board of Directors adopted, and the shareholders subsequently approved, the 1996 Stock Option Plan. The Company has reserved 500,000 shares of its common stock for issuance upon exercise of options under the plan. As of December 31, 1996, no options were granted under the plan. Through September 30, 1997, 306,000 options were granted under the plan.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under APB Opinion No. 25, the Company recorded compensation expense of $49,000 in 1996, and $221,000 for the nine months ended September 30, 1997 for option grants. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards in 1995 and 1996 and the nine months ended September 30, 1997, consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                            DECEMBER 31
                                                     --------------------------  SEPTEMBER 30,
                                                        1995          1996           1997
                                                     -----------  -------------  -------------
Net loss, as reported..............................  $  (524,444) $  (1,507,842)  $(2,010,451)
Net loss, pro forma................................     (597,487)    (1,556,650)   (2,010,907)
Net loss per share, as reported....................        (0.12)         (0.29)        (0.38)
Net loss per share, pro forma......................        (0.13)         (0.30)        (0.38)

    The above pro forma effects on net loss and net loss per share are not likely to be representative of the effects on reported net income (loss) for future years because options vest over several years and additional awards generally are made each year.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5.  STOCKHOLDERS' EQUITY (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995 and 1996 and the nine months ended September 30, 1997:

                                                                         1995       1996       1997
                                                                       ---------  ---------  ---------
Expected dividend yield..............................................  $  --      $  --      $  --
Risk-free interest rate..............................................       5.80%      6.25%      5.99%
Expected life of options (years).....................................          5          4          2

    A summary of outstanding stock options follows:

                                                                   NUMBER OF   WEIGHTED-AVERAGE
                                                                    OPTIONS     EXERCISE PRICE
                                                                  -----------  -----------------
Balance, August 1, 1994 (date of inception).....................      --           $  --
  Options granted...............................................     300,000            1.00
                                                                  -----------          -----
Balance, December 31, 1994......................................     300,000            1.00
  Options granted...............................................     210,000            1.38
  Options exercised.............................................        (120)           1.04
                                                                  -----------          -----
Balance, December 31, 1995......................................     509,880            1.16
  Options granted...............................................      90,000            2.44
                                                                  -----------          -----
Balance, December 31, 1996......................................     599,880            1.35
  Options granted (unaudited)...................................     306,000            4.07
  Options forfeited (unaudited).................................      (5,000)           4.00
                                                                  -----------          -----
Balance, September 30, 1997 (unaudited).........................     900,880       $    2.26
                                                                  -----------          -----
                                                                  -----------          -----

    The weighted-average fair value of options granted during 1995, 1996, and the nine months ended September 30, 1997, was $0.35, $1.09, and $3.55, respectively.

    The following table summarizes information about stock options outstanding and exercisable as of September 30, 1997:

                OPTIONS OUTSTANDING AND EXERCISABLE (UNAUDITED)

                                                  OPTIONS OUTSTANDING
                                              ----------------------------
                                                 WEIGHTED-                    OPTIONS EXERCISABLE
                                                  AVERAGE                   ------------------------
                                                 REMAINING      WEIGHTED-                 WEIGHTED-
                                  NUMBER OF     CONTRACTUAL      AVERAGE      NUMBER       AVERAGE
                                   OPTIONS         LIFE         EXERCISE    OF OPTIONS    EXERCISE
RANGE OF EXERCISE PRICE          OUTSTANDING    (IN YEARS)        PRICE     EXERCISABLE     PRICE
-------------------------------  -----------  ---------------  -----------  -----------  -----------
$0.83 - $1.04..................     395,880            6.8      $    1.01      395,880    $    1.01
$1.67..........................     162,000            8.2           1.67      162,000         1.67
$3.33..........................      42,000            8.6           3.33       42,000         3.33
$4.00 - $4.40..................     301,000            4.7           4.07       51,000         4.05
                                 -----------                        -----   -----------       -----
                                    900,880                     $    2.26      650,880    $    1.56
                                 -----------                        -----   -----------       -----
                                 -----------                        -----   -----------       -----

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6.  INCOME TAXES

    The components of deferred taxes at December 31, 1995 and 1996, are as follows:

                                                                         1995         1996
                                                                      -----------  -----------
Net operating loss carryforwards....................................  $   220,000  $   660,000
Tax credits.........................................................       11,000       36,000
Amortization of Brennen asset purchase (1)..........................       85,000       79,000
Accrued expenses and other..........................................      --           101,000
Valuation allowance.................................................     (316,000)    (876,000)
                                                                      -----------  -----------
                                                                      $   --       $   --
                                                                      -----------  -----------
                                                                      -----------  -----------

------------------------

(1) As discussed in Note 2, the excess purchase price related to the Brennen asset purchase was recorded as a distribution for financial reporting purposes. For tax purposes, the amount is amortized over a 15-year period. Accordingly, at inception, the Company recorded a valuation allowance of $95,000 on this deferred tax asset.

    At December 31, 1996, the Company recorded a valuation allowance of $876,000 on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

    The Company's income tax benefit differed from the statutory federal rate as follows:

                                                                            DECEMBER 31
                                                                      ------------------------
                                                                         1995         1996
                                                                      -----------  -----------
Statutory rate applied to loss before tax...........................  $  (184,000) $  (528,000)
Tax benefits not utilized...........................................      184,000      528,000
                                                                      -----------  -----------
                                                                      $   --       $   --
                                                                      -----------  -----------
                                                                      -----------  -----------

    At December 31, 1996, the Company had net operating loss carryforwards of approximately $1,885,000 expiring as follows:

EXPIRATION DATE                                                                      AMOUNT
--------------------------------------------------------------------------------  ------------
2009............................................................................  $    116,000
2010............................................................................       511,000
2011............................................................................     1,258,000

    The utilization of the net operating losses in the future may be subject to certain annual limitations resulting from future stock offerings.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

    401(K) PLAN: During 1996, the Company adopted a 401(k) plan covering all employees who meet the requirements set forth in the plan. Under the plan, the employees may make voluntary contributions up to 15 percent of their compensation, and the Company, at its discretion, may match a percentage of the employee contributions. The Company's contribution to the plan was approximately $5,800 in 1996.

                           ADVANCED UROSCIENCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    PATENTS: Beginning shortly after its inception, the Company received a series of communications from a competitor in which such competitor has alleged that the Company's issued patent may be invalid, informed the Company of certain patents held by such competitor covering implant materials and alleged that the activities of certain of the Company's officers were in violation of non-competition and non-disclosure agreements. Such competitor has not yet brought any legal action in connection with any of these claims and allegations. The Company has received an opinion from its patent counsel that its issued patent is valid and enforceable relative to known prior art and that the Company's products do not infringe any of the claims under any U.S. patents known to be held by such competitor. Further, the Company has reviewed, with its general counsel, the claims and allegations relating to the activities of certain officers of the Company and believe them to be without merit. If legal action is brought, the Company intends to vigorously defend against any such action.

NOTE 8.  SUBSEQUENT EVENT (UNAUDITED)

    INITIAL PUBLIC OFFERING: In October 1997, the Company filed a registration statement for an underwritten public offering of up to 2,500,000 shares of common stock at a price based on market conditions at the time of effectiveness. The Company will grant the underwriters of such offering an option, exercisable within 30 days of the prospectus date, to purchase up to 375,000 additional shares to cover overallotments, if any. The Company plans to use the proceeds to fund ongoing and future human clinical trials, research and development, international sales and marketing activities, expansion of manufacturing capabilities, and for working capital and general corporate purposes.

ACYST

 - AN INJECTABLE BULKING AGENT DESIGNED TO BE....

   - BIOCOMPATIBLE
       - The pyrolytic carbon-coated micr-beads used in ACYST were chosen for their demonstrated long-term biocompatibility

     - NON-ABSORBABLE
       - The ACYST micro-beads are synthetic and will not be absorbed by the body, thus minimizing the need for retreatment

       - NON-MIGRATORY
         - The size of the ACYST micro-beads was specifically chosen to prevent them from migrating away from the injection site

         - COST EFFECTIVE
           - The injection of ACYST entails a minimally-invasive procedure in an outpatient setting


[Photograph of syringe of ACYST and needle]


[LOGO]



ACYST is currently undergoing human clinical trials under an investigational device exemption granted by the U.S. Food and Drug Administration ("FDA"). ACYST has not received marketing clearance from the FDA for sale in the U.S., and there can be no assurance that such approval will be received. See "Business--Government Regulations."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................          14
Dividend Policy................................          14
Capitalization.................................          15
Dilution.......................................          16
Selected Financial Data........................          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          18
Business.......................................          21
Management.....................................          35
Certain Transactions...........................          38
Principal Stockholders.........................          41
Description of Securities......................          43
Shares Eligible for Future Sale................          45
Underwriting...................................          48
Legal Matters..................................          50
Experts........................................          50
Available Information..........................          50
Index to Financial Statements..................         F-1

                            ------------------------

    UNTIL          , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS
                                 -------------

        [DAIN BOSWORTH INCORPORATED]

        ADAMS, HARKNESS & HILL, INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the stockholders, or by a court.

    Bylaw 37 of the Company's Amended and Restated Bylaws (Exhibit 3.2 to this Registration Statement) provides that each director, officer and employee of the Company shall be indemnified by the Company in accordance with, and to the fullest extent permissible by, applicable law.

    In addition, each of the Company's directors has entered into an indemnity agreement that provides that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director; provided that the director meets certain standards of conduct for claims that
(i) have been successfully defended or (ii) a majority of impartial directors or an independent counsel has determined that, with respect to the conduct giving rise to such claim, the director acted in good faith. No indemnification may be made, however, for claims in which the director has been adjudicated in a final judgment to be liable to the Company except to the extent that the court finds indemnification to be proper.

    The Company maintains a director and officer liability policy.

    Under Section 7 of the Underwriting Agreement, filed as Exhibit 1.1 hereto, the Underwriters agree to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses will be paid by the Company in connection with the distribution of the securities registered hereby and do not include the underwriting discount to be paid to the Underwriters. All of such expenses, except for the SEC registration fee, NASD fee and Nasdaq listing fee, are estimated.

SEC Registration Fee..............................................  $  10,455
NASD Fee..........................................................      3,950
Nasdaq National Market Listing Fee................................     36,567
Legal Fees........................................................     85,000
Accountants' Fees and Expenses....................................     60,000
Printing Expenses.................................................     50,000
Blue Sky Fees and Expenses........................................      2,000
Transfer Agent Fees and Expenses..................................      7,000
Miscellaneous.....................................................    145,028
                                                                    ---------
  Total...........................................................  $ 400,000
                                                                    ---------
                                                                    ---------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act.

     1. In August 1994, an aggregate of 2,160,000 shares of Common Stock were issued at an aggregate purchase price of $100 as follows: 1,512,000 shares to Timothy Lawin, 540,000 shares to Bruce Lawin and 108,000 shares to Dean Klein.

     2. From December 1994 through February 1995, an aggregate of 675,600 shares of Common Stock were issued at $0.83 per share pursuant to a private placement. Of the 675,600 shares sold in the private placement, 120,000 shares were purchased by each of Bruce Lawin, Mr. Colombo and Ms. Lawin, 60,600 shares were purchased by Mr. Klein.

     3. In November 1995, units consisting of 240,000 shares of Common Stock and warrants to purchase 240,000 shares of Common Stock at an exercise price of $1.67, were sold at $1.67 per share in a private placement to James Knoblach (60,000 units) and Mark Knoblach (180,000 units).

     4. In December 1995, 120 shares of Common Stock were purchased at $1.04 per share by a consultant to the Company in connection with an exercise of an option.

     5. From December 1995 through February 1996, units consisting of 330,000 shares of Common Stock and warrants to purchase 330,000 shares of Common Stock at an exercise price of $1.67 per share were sold at $1.67 per share in a private placement. Of the total 330,000 units sold in the private placement, 30,000 were purchased by Bruce Lawin, 7,500 were purchased by Timothy Lawin, 7,500 were purchased by Mr. Klein, 30,000 were purchased by Mr. Colombo, 7,500 were purchased by Mr. Nosbush and 36,000 were purchased by Brennen Medical, Inc.

     6. In April 1996 and May 1996, an aggregate of 307,500 shares of Common Stock were issued at $3.33 per share pursuant to a private placement. Of the 307,500 shares sold in the private placement, 30,000 shares were purchased by Mark Knoblach, 15,000 were purchased by James Knoblach and 150,000 shares were purchased by AH&H Partners Fund Limited Partnership ("AH&H Fund") of which Harry Wells is the director and Adams, Harkness & Hill, Inc., one of the Representatives, is the general partner.

     7. In April 1997, an aggregate of 1,413,500 shares of Series A Preferred Stock were issued at $4.00 per share pursuant to a private placement to 20 accredited investors. Of these shares, 875,000 shares were purchased by funds managed by IAI Ventures, Inc., of which Jeffrey Tollefson is a Vice President, 125,000 shares by AH&H Fund, 1,250 shares by Daniel White, 25,000 shares by James Knoblach, and 25,000 shares by the wife of Marcellus Knoblach. AH&H Fund also received five-year warrants to purchase 31,250 shares of Common Stock at an exercise price of $4.00 per share in connection with the private placement. For services provided to the Company in connection with this private placement, Adams, Harkness & Hill, Inc. was granted five-year warrants to purchase 18,750 shares of Common Stock at an exercise price of $4.80 per share, and received a fee of $219,620 and reimbursement of certain expenses of $5,759.

    The sale of securities above were made in reliance upon Section 4(2) and Regulation D of the Securities Act, which provide exemptions for transactions not involving a public offering. The purchasers of securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements. No underwriting commissions or discounts were paid with respect to the sales of unregistered securities described above.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement
       3.1   Restated Articles of Incorporation*
       3.2   Amended and Restated Bylaws*
       4.1   Form of Stock Certificate*
       4.2   Restated Articles of Incorporation (filed as Exhibit 3.1)
       4.3   Amended and Restated Bylaws (filed as Exhibit 3.2)
       5.1   Opinion and Consent of Fredrikson & Byron, P.A.*
      10.1   1996 Stock Option Plan*
      10.2   Form of Non-Plan Stock Option Agreement*
      10.3   Form of Stock Purchase Warrant*
      10.4   Lease Agreement by and between Lawin Enterprises, Inc. and the Registrant dated August 1, 1997*
      10.5   Form of Indemnification Agreement with Directors*
      10.6   Investors' Rights Agreement
        11   Statement re computation of per share earnings
      23.1   Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
      23.2   Consent of McGladrey & Pullen, LLP, independent accountants
      23.3   Consent of Nawrocki, Rooney & Sivertson, P.A., patent counsel*
        24   Power of Attorney (included on signature page of the Registration Statement)*
        27   Financial Data Schedule

------------------------

*   Previously filed.

ITEM 28. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant further undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ADVANCED UROSCIENCE, INC.
                           EXHIBIT INDEX TO FORM SB-2

EXHIBIT
NUMBER     DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
1.1        Form of Underwriting Agreement

3.1        Restated Articles of Incorporation*

3.2        Amended and Restated Bylaws*

4.1        Form of Stock Certificate*

4.2        Restated Articles of Incorporation (filed as Exhibit 3.1)

4.3        Amended and Restated Bylaws (filed as Exhibit 3.2)

5.1        Opinion and Consent of Fredrikson & Byron, P.A.*

10.1       1996 Stock Option Plan*

10.2       Form of Non-Plan Stock Option Agreement*

10.3       Form of Stock Purchase Warrant*

10.4       Lease Agreement by and between Lawin Enterprises, Inc. and the Registrant dated August 1, 1997*

10.5       Form of Indemnification Agreement with Directors*

10.6       Investors' Rights Agreement

11         Statement re computation of per share earnings

23.1       Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

23.2       Consent of McGladrey & Pullen, LLP, independent accountants

23.3       Consent of Nawrocki, Rooney & Sivertson, P.A., patent counsel*

24         Power of Attorney (included on signature page of the Registration Statement)*

27         Financial Data Schedule

------------------------

*   Previously filed.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 17, 1997.

                                ADVANCED UROSCIENCE, INC.

                                By               /s/ DEAN A. KLEIN
                                     -----------------------------------------
                                                   Dean A. Klein,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board of             *
       Timothy P. Lawin           Directors

                                President and Chief
      /s/ DEAN A. KLEIN           Executive Officer
------------------------------    (principal executive       November 17, 1997
        Dean A. Klein             officer)

                                Vice President, Finance
              *                   and Chief Financial
------------------------------    Officer (principal                 *
       Thomas M. Jaeger           financial and accounting
                                  officer)

              *
------------------------------  Director                             *
        Bruce A. Lawin

              *
------------------------------  Director                             *
       Mark G. Nosbush

              *
------------------------------  Director                             *
       Paul E. Colombo

              *
------------------------------  Director                             *
      James M. Knoblach

              *
------------------------------  Director                             *
     Harry E. Wells, III

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                             *
     Jeffrey R. Tollefson

*By:  -------------------------
      Dean A. Klein, an
      attorney-in-fact
      Date: November 17, 1997